SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

Apple Hospitality REIT, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE HOSPITALITY REIT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 18, 2017

The Annual Meeting of Shareholders (the “Annual Meeting”) of Apple Hospitality REIT, Inc. (the “Company”) will be held at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 18, 2017 at 11:00 a.m., eastern daylight time, for the following purposes:

1.	To elect three (3) directors named in the attached proxy statement to the Board of Directors (the “Board”);

2.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;

3.	To consider and act on an advisory vote regarding the frequency of shareholder approval of compensation paid to certain executive officers by the Company;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2017;

5.
To approve and adopt amended and restated articles of incorporation, including amendments to: (i) declassify the Board and provide for annual elections of directors, (ii) require a majority vote for all amendments to the articles of incorporation, (iii) eliminate the supermajority voting requirement for affiliated transactions, and (iv) remove certain provisions that are no longer applicable, as more fully described in the proxy statement; and

6.	To transact such other business as may properly come before the meeting.

The Company is furnishing its proxy statement, proxy and 2016 Annual Report to Shareholders (the “Annual Report”) to you electronically via the Internet, instead of mailing printed copies of those materials to each shareholder. The Company has sent to its shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access its proxy materials on the Internet, how you can request and receive a paper copy of the proxy statement, Annual Report and proxy for the Annual Meeting and future meetings of shareholders and how to vote online at www.proxyvote.com. Shareholders can also call 1-800-579-1639 to request proxy materials or 1-800-690-6903 to vote by telephone. Additionally, this proxy statement and the Annual Report are available at http://materials.proxyvote.com/03784Y. Please read the enclosed information carefully before submitting your proxy.

If you were a holder of record of any common shares of the Company at the close of business on the record date of March 24, 2017, you are entitled to vote at the Annual Meeting.  If you are present at the meeting, you may vote in person even if you have previously returned a proxy card.

Regardless of the number of shares you hold, as a shareholder your role is very important, and the Board strongly encourages you to exercise your right to vote.

If you have any questions or need assistance in voting your shares, please call Ms. Kelly Clarke in the Company’s Investor Relations Department, at (804) 344-8121.

By Order of the Board of Directors

David Buckley
Secretary

April 5, 2017

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE ONLINE, BY PHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

i

Compensation of Independent Directors	22
Non-Independent Directors in 2016	23
Director Summary Compensation	23
Executive Officers	24
Audit Committee Report	26
Certain Relationships and Agreements	27
Apple Seven and Apple Eight Mergers	27
Apple Ten Merger	28
Apple REIT Entities and Advisors Cost Sharing Structure	28
Apple Air Holding, LLC Membership Interest; Aircraft Usage	29
Compensation Discussion and Analysis	30
Introduction	30
Share Return Performance	30
General Philosophy and Objectives	30
Role of the Compensation Committee	31
Role of Chief Executive Officer	31
Compensation Consultant	32
Peer Group Information	32
Advisory Vote on Executive Compensation	32
Elements of Executive Compensation	33
Ownership Requirements	36
Tax Limits on Executive Compensation	36
2017 Incentive Compensation	36
Special Note Regarding Non-GAAP Financial Measures	37
Compensation Committee Report	38
Compensation Committee Interlocks and Insider Participation	38
Executive Compensation	39
Summary Compensation Table	39
Grants of Plan-Based Awards	41
2016 Option Exercises and Stock Vested	42
Compensation Plans	42
No Tax Gross-Up Payments	44
Potential Payments upon Termination or Change in Control	44
Section 16(a) Beneficial Ownership Reporting Compliance	45
Other Matters for the 2017 Annual Meeting of Shareholders	45
Equity Compensation Plan Information	46
Matters to be Presented at the 2018 Annual Meeting of Shareholders	46
Householding of Proxy Materials	47
Exhibit A: Proposed Amended and Restated Charter	A-1

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APPLE HOSPITALITY REIT, INC.

PROXY STATEMENT
DATED
APRIL 5, 2017

Annual Meeting of Shareholders
to be Held
May 18, 2017

General

The enclosed proxy is solicited by the Board of Directors of Apple Hospitality REIT, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 18, 2017 at 11:00 a.m., eastern daylight time (the “Annual Meeting”). Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the nominees listed in proposal 1, FOR proposals 2, 4, 5.A, 5.B, 5.C and 5.D, for the 1 YEAR option in proposal 3, and in accordance with the best judgment of the proxy holders for any other matters properly brought before the Annual Meeting.

Record holders of the Company’s common shares (the “Common Shares”) at the close of business on March 24, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.  This proxy statement, the Company’s 2016 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2016 (the “Annual Report”), and the proxy card are first being made available, and a notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) is first being mailed, to shareholders on or about April 5, 2017.

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC” or “Securities and Exchange Commission”), the Company is making this proxy statement and its Annual Report available to its shareholders electronically via the Internet. The Company believes that this process expedites receipt of its proxy materials by shareholders, while lowering the costs and reducing the environmental impact of the Annual Meeting. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting printed materials contained in the Notice of Internet Availability.

At the close of business on the Record Date, a total of 223,049,990 Common Shares were issued and outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting.  Each Common Share is entitled to one vote.  The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

In the event that a quorum is not present at the Annual Meeting of Shareholders, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Solicitation of Proxies

The Company will be responsible for the costs of the solicitation set forth in this proxy statement. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Common Shares.  In addition to soliciting proxies by mail, certain of the Company’s directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation.  Any questions or requests for assistance regarding this proxy solicitation may be directed to the Company by telephone at (804) 344-8121, Attention: Investor Relations, or your bank, broker or other custodian that holds your shares.

Company Information

The Company operates as a real estate investment trust (“REIT”) for federal income tax purposes.  The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219.  Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department.  The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Relations Department, at the Company’s address as provided above or through its website www.applehospitalityreit.com.

The Annual Report provided with this proxy statement includes the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2016 (except for exhibits).  The Company’s Annual Report on Form 10-K and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at www.sec.gov.  The proxy materials are available at http://materials.proxyvote.com/03784Y.

Recent Changes in the Company’s Shareholder Base

On September 1, 2016, the Company completed the merger with Apple REIT Ten, Inc., a real estate investment trust (“Apple Ten”), pursuant to which Apple Ten merged with and into 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of the Company.  As a result of the merger, the Company acquired the business of Apple Ten, which immediately prior to the effective time of the merger, owned 56 hotels located in 17 states with an aggregate of 7,209 rooms.  The Company issued approximately 48.7 million Common Shares to former Apple Ten shareholders in the merger.

Ownership of Equity Securities

The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission.  References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

On the Record Date, the Company had a total of 223,049,990 issued and outstanding Common Shares.  Unless otherwise indicated, the address of each named person is c/o Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia  23219.  The following table sets forth the beneficial ownership of the Company’s securities by its directors, named executive officers and directors and executive officers as a group as of the Record Date:

Security Ownership of Directors and Executive Officers

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Shares	David P. Buckley (1)	222,461		*
	Glenn W. Bunting	158,033	(2)	*
	Jon A. Fosheim	16,037		*
	Kristian M. Gathright (1)	942,300		*
	Glade M. Knight (1)	10,245,315	(3)	4.6%
	Justin G. Knight (1)	1,301,018	(4)	*
	Nelson G. Knight (1)	562,614	(5)	*
	Bruce H. Matson	187,545	(6)	*
	Daryl A. Nickel	12,925		*
	Bryan F. Peery (1)	268,759		*
	L. Hugh Redd	57,425		*
	All directors and executive officers as a group (11 persons)	13,974,432		6.3%

* Less than one percent of class.
(1)	Includes restricted Common Shares subject to time vesting.
(2)	Includes 150,608 Common Shares that may be acquired upon the exercise of options, although no options have been exercised to date.
(3)	Includes 232,358 shares held by Kathleen Knight, the wife of Glade M. Knight.
(4)
Includes 268,304 shares held in a family limited partnership, 26,270 shares held in an irrevocable trust and 1,170 shares held by a trust for the benefit of his children.  Justin G. Knight disclaims beneficial ownership of the 268,304 shares held in a family limited partnership, except to the extent of his pecuniary interest therein; Justin G. Knight has voting and dispositive control over such shares. Also, includes 409,199 shares pledged as security for a line of credit.

(5)	Includes 32,339 shares held in an irrevocable trust. Also, includes 260,684 shares pledged as security for a line of credit.
(6)	Includes 178,620 Common Shares that may be acquired upon the exercise of options, although no options have been exercised to date.

To the Company’s knowledge, the following table sets forth the beneficial owners of more than five percent of the Company’s securities as of the date indicated:

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Shares	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	28,107,451	(2)	12.6%
Common Shares	Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	12,600,486	(3)	5.6%
Common Shares	Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	14,892,080	(4)	6.7%

(1)	Assumes 223,049,990 Common Shares outstanding as of the Record Date.
(2)
Based upon a Statement on Schedule 13G/A filed on February 9, 2017 with the SEC that indicated that The Vanguard Group, Inc. has sole voting power with respect to 368,256 Common Shares, shared voting power with respect to 235,475 Common Shares, sole dispositive power with respect to 27,784,956 Common Shares and shared dispositive power with respect to 322,495 Common Shares. The Schedule 13G/A further indicated that Vanguard Fiduciary Trust

Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,020 Common Shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 516,711 Common Shares as a result of its serving as investment manager of Australian investment offerings.
(3)
Based upon a Statement on Schedule 13G/A filed on February 13, 2017 with the SEC that indicated that Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power with respect to 12,600,486 Common Shares and no dispositive power with respect to any of these shares.

(4)
Based upon a Statement on Schedule 13G filed on February 14, 2017 with the SEC that indicated that Invesco Ltd. is an investment adviser and parent holding company or control person that has sole voting power with respect to 5,138,586 Common Shares and sole dispositive power with respect to 14,892,080 Common Shares. The Schedule 13G further indicated that the following subsidiaries of Invesco Ltd. acquired, and are beneficial owners of, the Common Shares reported on the Schedule 13G: Invesco Advisers, Inc. and Invesco PowerShares Capital Management LLC.

Proposal 1. Election of Directors

The Company’s Board of Directors currently consists of seven directors who are divided into three classes with staggered terms. At the Annual Meeting, three (3) directors will be elected. As part of Proposal 5, the Company is proposing an amendment to the Company’s articles of incorporation, as amended (the “Charter”), to declassify the Board and provide for the annual election of directors. See “Proposal 5—Approval and Adoption of Amended and Restated Articles of Incorporation” for additional information regarding the amendments to the Charter to declassify the Board.  If Proposal 5.A is approved, the term of office of each director elected at the Annual Meeting will expire at the 2018 annual meeting of shareholders and if Proposal 5.A is not approved, the term of office of each director elected at the Annual Meeting will expire at the 2020 annual meeting of shareholders, and in each case, until a successor is duly elected and qualified, except in the event of prior resignation, death or removal.

The terms of Glenn W. Bunting, Glade M. Knight, and Daryl A. Nickel will expire at the time of the Annual Meeting and the Board of Directors recommends their re-election to the Board of Directors.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed.  If a nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute.  No circumstances are presently known that would cause any nominee to be unavailable for election as a director.  The nominees are now members of the Board of Directors, have been nominated by action of the Board of Directors, and have indicated their willingness to serve if elected.  If a quorum is present at the Annual Meeting, three positions on the Board of Directors will be filled by the election of the three properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if the nominee does not receive a majority of all votes represented and entitled to be cast.  Under the Company’s Corporate Governance Guidelines, if an incumbent director fails to receive at least a majority of the votes cast, such director will tender his or her resignation from the Board of Directors. The Nominating and Corporate Governance Committee of the Board will consider, and determine whether to accept, such resignation and make a recommendation to the Board of Directors.  Within 90 days of the certification of the election results, the Board of Directors must act on the resignation, taking into consideration any recommendation by the Nominating and Corporate Governance Committee and any additional relevant factors.  A director who tenders his or her resignation does not participate in the decisions of the Nominating and Corporate Governance Committee or the Board relating to the resignation.

A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the proxy, that authority to vote for any or all of the nominees is to be withheld.  Withheld votes and broker non-votes will have no effect on the election of a director.  A broker non-vote occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the shareholders meeting or is not permitted to vote those shares on a non-routine matter.

Nominees. Below are brief descriptions of the nominees and their principal occupations and employment during at least the past five years and their directorships, if any, in public companies other than the Company.
Glenn W. Bunting.  Mr. Bunting, 72, has served as President of GB Corporation since January 2011.  From 1985 until 2010, Mr. Bunting served as President of American KB Properties, Inc., which developed and managed shopping centers.  Mr. Bunting was a director of Cornerstone Realty Income Trust, Inc. of which Glade M. Knight was Chairman and Chief Executive Officer, from 1993 until its merger with Colonial Properties Trust in 2005.  He also served as a member of the Board of Directors of Landmark Apartment Trust, Inc. until 2016 when it merged with and into an affiliate of Starwood Capital Group.  Mr. Bunting served as a director of Apple Hospitality Two, Inc. (“Apple Two”) and Apple Hospitality Five, Inc. (“Apple Five”) until the companies were sold in May 2007 and October 2007, respectively.  Mr. Bunting also served as a director of Apple REIT Seven, Inc. (“Apple Seven”) and Apple REIT Eight, Inc. (“Apple Eight”) from 2006 and 2007, respectively, until their mergers with the Company (the “Apple Seven and Eight mergers”) were completed in March 2014. Apple Two, Apple Five, Apple Seven and Apple Eight were real estate investment trusts.  Mr. Bunting has been a member of the Company’s Board and the Company’s Executive Committee and has served as the Chair of the Company’s Compensation Committee since March 1, 2014 and a member of the Company’s Audit Committee since January 1, 2015. Mr. Bunting received a bachelor’s degree in business administration from Campbell University. The Board of Directors believes his extensive management and REIT experience and strong background in commercial real estate and finance provide him with the skills and qualifications to serve as a director.

Glade M. Knight.  Mr. Knight, 73, is the founder of and has served as Executive Chairman of the Company since May 15, 2014, and previously served as Chairman and Chief Executive Officer of the Company since its inception.  Mr. Knight was also the founder of Apple Ten and served as its Chairman and Chief Executive Officer from its inception until its merger with the Company in September 2016.  Mr. Knight was also the founder of Apple Seven and Apple Eight and served as the Chairman and Chief Executive Officer of those companies from their inception until the Apple Seven and Eight mergers were completed in March 2014.  In addition, Mr. Knight was the Chairman and Chief Executive Officer of Apple REIT Six, Inc. (“Apple Six”), a real estate investment trust, from 2004 until the company merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Mr. Knight served in the same capacity for Apple Five from 2002 until the company was sold to Inland American Real Estate Trust, Inc. in October 2007, and Apple Two from 2001 until it was sold to an affiliate of ING Clarion in May 2007.  In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc., a real estate investment trust, from 1993 until it merged with a subsidiary of Colonial Properties Trust in 2005.  Following the merger in 2005 until April 2011, Mr. Knight served as a trustee of Colonial Properties Trust.  Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  Mr. Knight is a partner and Chief Executive Officer of Energy 11 GP, LLC, the general partner of Energy 11, L.P., and Energy Resources 12 GP, LLC, the general partner of Energy Resources 12, L.P., partnerships focused on investments in the oil and gas industry. Mr. Knight is the founding Chairman of Southern Virginia University in Buena Vista, Virginia.  He also is a member of the Advisory Board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University.  Additionally, he serves on the National Advisory Council for Brigham Young University and is a founding member of the University’s Entrepreneurial Department of the Graduate School of Business Management.  Mr. Knight has been a member of the Company’s Board and has served as the Chair of the Company’s Executive Committee since 2007.  The Board of Directors believes his extensive REIT executive experience and extensive background in real estate, corporate finance and strategic planning, as well as his entrepreneurial background, provide him with the skills and qualifications to serve as a director.  On February 12, 2014, Mr. Knight, Apple Seven, Apple Eight, Apple REIT Nine, Inc. (“Apple Nine”) and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Knight consented to the entry of an administrative order, under which Mr. Knight and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

Glade M. Knight is the father of Justin G. Knight, the Company’s President and Chief Executive Officer, and Nelson G. Knight, the Company’s Executive Vice President and Chief Investment Officer.

Daryl A. Nickel. Mr. Nickel, 72, completed a 22-year career at Marriott International, Inc., an international hospitality company, in 2009. He served as a corporate officer of Marriott International from 1998 until his retirement and as Executive Vice President, Lodging Development, Select Service and Extended Stay Brands from 2001. Since 2011, Mr. Nickel also has served as a consultant to White Peterman Properties, Inc., a hotel development company. From 2011 until July 2014, Mr. Nickel served as a consultant to Whiteco Pool Solutions, a saline pool systems company. From 2009 to 2010, Mr. Nickel served as a consultant to Apple Fund Management, Inc., currently a subsidiary of the Company. Mr. Nickel graduated from Georgetown Law School and earned his bachelor’s degree from Washburn University. Between college and law school, Mr. Nickel served in the U.S. Navy. Mr. Nickel serves on the Company’s Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee and has been a member of the Board of Directors since January 2015. The Board of Directors believes his extensive consulting experience with diverse organizations and executive management positions in the lodging industry provide him with the skills and qualifications to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE NOMINEES.

The following individuals constitute the directors of the Company whose terms expire at the 2018 annual meeting of shareholders.

 Bruce H. Matson.  Mr. Matson, 59, is the Chief Legal Officer of the law firm of LeClairRyan, a Professional Corporation, in Richmond, Virginia.  Mr. Matson joined LeClairRyan in 1994 and has practiced law since 1983.  He was also a director of Apple Seven from 2007 until the Apple Seven and Eight mergers were completed in March 2014.  In addition, Mr. Matson previously served as a director of Apple Two, Apple Five and Apple Six from the inception of those companies until the companies were sold in May 2007, October 2007 and May 2013, respectively.  Mr. Matson was a member of the Company’s Executive, Audit and Compensation Committees until March 1, 2014 and served as the Chair of the Company’s Compensation Committee from its inception until March 1, 2014.  He is currently a member of the Executive Committee and Chair of the Nominating and Corporate Governance Committee of the Board of Directors.  He has been a member of the Board of Directors since 2008. Mr. Matson graduated from the College of William and Mary, Marshall-Wythe School of Law and earned his bachelor’s degree from the College of William and Mary. The Board of Directors believes his extensive legal, commercial finance and business restructuring experience provides him with the skills and qualifications to serve as a director.

L. Hugh Redd. Mr. Redd, 59, was the Senior Vice President and Chief Financial Officer of General Dynamics Corporation, an aerospace and defense company, until December 31, 2013. He had worked for General Dynamics Corporation since 1986, serving as a Senior Financial Analyst and also as Vice President and Controller of General Dynamics Land Systems in Sterling Heights, Michigan. He received a bachelor’s degree in accounting from Brigham Young University and a master’s degree in professional accounting from the University of Texas. He also is a Certified Public Accountant. Mr. Redd serves on the Company’s Compensation Committee and as Chair of the Audit Committee and has been a member of the Board of Directors since January 2015. Mr. Redd currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia. The Board of Directors believes his extensive financial and accounting experience, as well as his management experience in public companies, provide him with the skills and qualifications to serve as a director.

The following individuals constitute the directors of the Company whose terms expire at the 2019 annual meeting of shareholders.

Jon A. Fosheim. Mr. Fosheim, 66, was the Chief Executive Officer of Oak Hill REIT Management, LLC from 2005 until he retired in 2011.  Oak Hill REIT Management, LLC is a hedge fund specializing in REIT investments. From 1985 until 2005, Mr. Fosheim was a Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm.  Prior to that, Mr. Fosheim worked in institutional sales at Bear Stearns & Co., a global investment bank, and worked in the tax department at Touche Ross and Co. (now Deloitte LLP), an international accounting firm. He currently serves as Lead Independent Director and is a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors and has been a member of the Board of Directors since January 2015. Mr. Fosheim currently serves on the board of directors of Colony Northstar, Inc. and serves on the audit committee and is the chair of the governance and nominating committee of such board. Mr. Fosheim attended the University of South Dakota, earning BA, MBA, and JD degrees. The Board of Directors believes his extensive investment management experience and his leadership and management background provide him with the skills and qualifications to serve as a director.

Justin G. Knight. Mr. Knight, 43, has served as President of the Company since its inception and was appointed Chief Executive Officer of the Company in May 2014. Mr. Knight also served as President of Apple Ten from its inception until its merger with the Company. In addition, Mr. Knight served as President of Apple Seven and Apple Eight until the Apple Seven and Eight mergers were completed in March 2014. Mr. Knight also served as President of Apple Two until it was sold to an affiliate of ING Clarion in May 2007, as President of Apple Five until it was sold to Inland American Real Estate Trust, Inc. in October 2007, and as President of Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013. Mr. Knight joined the Apple REIT companies in 2000. Mr. Knight currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia. Mr. Knight serves on the Marriott Owners Advisory Council, the Residence Inn Association Board, the American Hotel and Lodging Association Board of Directors and Executive Committee of such board and is the Co-chair of the American Hotel and Lodging Association Owners Council. Mr. Knight is also a member of the National Advisory Council of the Marriott School at Brigham Young University, Provo, Utah.  Mr. Knight holds a Master of Business Administration degree with an emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah. Mr. Knight serves on the Company’s Executive Committee and has been a member of the Board of Directors since January 2015. The Board of Directors believes his extensive executive experience and REIT industry and management experience provide him with the skills and qualifications to serve as a director.

Justin G. Knight is the son of Glade M. Knight, the Company’s Executive Chairman, and the brother of Nelson G. Knight, the Company’s Executive Vice President and Chief Investment Officer.

Proposal 2. Advisory Vote On Executive Compensation Paid by the Company

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.  The Company encourages shareholders to read the disclosure under “Compensation Discussion and Analysis” for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2016 and the compensation paid to the named executive officers. The Board of Directors has adopted a policy that provides for an annual shareholder advisory vote on the executive compensation paid by the Company; however, at the Annual Meeting shareholders will have the opportunity to vote, on a non-binding advisory basis, on how often this vote will be held in the future, as set forth in Proposal 3.

As required by Section 14A of the Exchange Act, the Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company approve, on a nonbinding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 3. Advisory Vote on the Frequency of Executive Compensation Vote

As described in Proposal 2 above, the Company’s shareholders are being provided the opportunity to approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “say-on-pay vote.”

This Proposal 3 affords shareholders the opportunity to cast a non-binding, advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years. Shareholders are not voting to approve or disapprove the Board of Director’s recommendation. The shareholder vote on this proposal is advisory and non-binding, and serves only as a recommendation to the Board of Directors.

The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Company values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

This advisory vote will be adopted for state law purposes if the votes for one of the three options exceed the votes cast for the other two options combined. However, the Company will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF
“1 YEAR” FOR THE ABOVE PROPOSAL.

Proposal 4. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company in 2016.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders.  The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017, based on the recommendation of the Audit Committee.  Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2016	$1,269,000	—	—	—
2015	$908,000	—	—	—

All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law.  The nature of each of the services categorized in the preceding table is described below:

Audit Fees. These are fees for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, reviews of the financial statements included in the Company’s Form 10-Q filings, or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements, and other accounting and financial reporting work necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and fees for services that only the Company’s independent auditor can reasonably provide.

Audit-Related Fees.  These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.  Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

Tax Fees.  Such services include tax compliance, tax advice and tax planning.

All Other Fees.  These are fees for other permissible work that does not meet the above category descriptions.  Such services include information technology and technical assistance provided to the Company.  Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

Pre-Approval Policy for Audit and Non-Audit Services.  In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee.  As authorized by that act, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services.  This authority may be exercised when the Audit Committee is not in session.  Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee.  All services reported in the preceding fee table for fiscal years 2015 and 2016 were pre-approved by the full Audit Committee, as required by then applicable law.

The Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and non-binding and serves only as a recommendation to the Board of Directors.  If the shareholders do not ratify the appointment of Ernst & Young LLP by the affirmative vote of a majority of the votes cast at the meeting, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 5. Approval and Adoption of Amended and Restated Articles of Incorporation

The Board of Directors, in its continuing review of corporate governance matters, and after careful consideration, has concluded that it is in the best interests of the Company’s shareholders to amend and restate the Charter, to (1) declassify the Board of Directors, (2) require a majority vote for all amendments to the Charter, (3) eliminate certain supermajority voting default rules for affiliated transactions and (4) remove certain provisions that are no longer applicable, as more fully described below. The overall goal of these amendments is to enhance the rights of shareholders, improve the Company’s corporate governance and simplify the Charter.

These amendments were previously submitted to shareholders for approval at the 2016 annual meeting of shareholders.  However, none of the amendments received the requisite shareholder vote necessary to approve and adopt the amendments.  The Board of Directors is re-submitting these amendments because, for the reasons discussed below, the Board continues to believe that these amendments are advisable and in the best interests of the Company and its shareholders.

The proposed Charter amendments are being submitted for approval through four separate proposals—Proposal 5.A, Proposal 5.B, Proposal 5.C and Proposal 5.D. Under the Company’s current Charter, the proposed amendment included in Proposal 5.A must be approved by the affirmative vote of more than two-thirds of the issued and outstanding Common Shares.  The proposed amendments included in Proposals 5.B and 5.D must be approved by the affirmative vote of a majority of the issued and outstanding Common Shares. With respect to Proposal 5.C, under the Virginia Stock Corporation Act (the “VSCA”), shares that are owned by interested shareholders (if any) are not entitled to vote with respect to this amendment.  Therefore, the affirmative vote of a majority of the shares held by the shareholders of the Company (other than shares held by interested shareholders) is required to approve the proposed amendment in Proposal 5.C.

A copy of the proposed Amended and Restated Articles of Incorporation (the “Amended and Restated Charter”) is attached to this proxy statement as Exhibit A, with deletions indicated by strikethroughs and additions indicated by underlining (with such marks against our existing Charter). In addition to effecting the proposed amendments to our existing Charter described above, the proposed Amended and Restated Charter would restate and integrate into a single document all prior amendments to the Company’s articles of incorporation, which was filed with the Virginia State Corporation Commission in November 2007 and became effective in April 2008.  These prior amendments, which occurred in March 2014, include:

•	A change in the Company’s name to “Apple Hospitality REIT, Inc.”;
•	An increase in the number of authorized common shares from 400 million to 800 million;
•	The addition of a new Section 8.3 permitting shareholders or the board to amend the Company’s bylaws; and
•	The addition of a new Article X regarding restrictions on transfer and ownership of common shares to protect the Company’s tax status.

The proposed Charter amendments are summarized in Proposals 5.A, 5.B, 5.C and 5.D below. To the extent approved by the shareholders, the Company will implement these amendments through the adoption of the Amended and Restated Charter, which would become effective upon filing with, and acceptance for record by, the Virginia State Corporation Commission. The summaries of the proposed amendments set forth in Proposals 5.A, 5.B, 5.C and 5.D below are qualified in their entirety by reference to Exhibit A, which you should read in its entirety. In the summaries, article and section references are to the articles and sections of the current Charter unless otherwise noted.

Approval by shareholders of any of the above-referenced proposals will result in the filing of the Amended and Restated Charter with the Virginia State Corporation Commission promptly after the Annual Meeting.  If shareholders approve some but not all of the above-referenced proposals, the Company will file the Amended and Restated Charter containing only the amendments referenced in the proposals that were approved.

Proposal 5.A. Amendment to the Charter to Declassify the Board and Provide for Annual Elections of Directors

Article VII of the Charter provides that the Board is classified into three groups, with each group of directors serving a staggered term, so that the term of only one class expires at each annual meeting of shareholders and each class is elected to a three-year term.

The Board has proposed that Article VII of the Charter be revised to declassify the Board.  Specifically, under the proposed amendment to the Charter:

•
all directors elected or appointed at or after the Annual Meeting will serve for terms expiring at the next annual meeting of shareholders, so that, beginning at the 2019 annual meeting of shareholders, the Board of Directors will no longer be divided into classes and all directors will be elected to serve for terms expiring at the next annual meeting of shareholders;

•	all directors currently in office whose terms expire at the 2018 and 2019 annual meetings of shareholders will continue to serve their remaining terms; and
•
any director chosen as a result of a newly created directorship or to fill a vacancy on the Board after the Annual Meeting will hold office for a term expiring at the next annual meeting of shareholders.

The purpose of this amendment is to declassify the Board of Directors and provide that each director serves for a one year term in order to bring the Company’s governance structure into line with shareholder-favorable market practice, thereby enhancing the rights of shareholders and improving the Company’s corporate governance to maximize accountability to shareholders. The Board of Directors considered the benefits of classified boards, which may foster stability and continuity of the board with respect to long-term planning and in the overall business of a company, since a majority of directors would always have prior experience as directors of the company. Moreover, classified boards provide non-management directors with a longer term of office that may enhance their independence from management. However, the election of directors is the primary means for shareholders to exercise influence over the Company and its policies. The Board of Directors believes that classified boards are often viewed as having the effect of reducing the accountability of directors to a company’s shareholders. A classified board limits the ability of shareholders to elect all directors on an annual basis and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. Moreover, unsolicited tender offers for shares are sometimes accompanied by proxy contests. Declassifying the Board could therefore make it more likely that a potential acquiror may offer shareholders a control premium for their shares. However, if the amendment is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms that the then-incumbent Board does not believe are in the best interest of shareholders. While classified boards may increase the long-term stability and continuity of a board, the Board of Directors believes that long-term stability and continuity should result from the annual election of directors, which provides shareholders with the opportunity to evaluate the directors’ performance, both individually and collectively, on an annual basis.

If this Proposal 5.A is approved by the shareholders at the Annual Meeting, the three director nominees standing for election at the Annual Meeting would each stand for election for a one-year term expiring at the 2018 annual meeting of shareholders.  If shareholders do not approve this Proposal 5.A, the directors of the Company will continue to be elected in three staggered classes with three-year terms, including the three director nominees standing for election at the Annual Meeting, who would each stand for election for a three-year term expiring at the 2020 annual meeting of shareholders.

The affirmative vote of more than two-thirds of the issued and outstanding Common Shares will be necessary to approve this proposal.  Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal, although abstentions and broker non-votes will count toward the presence of a quorum.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 5.B. Amendment to the Charter to Require a Majority Vote for all Charter Amendments

Section 8.1 of the Charter provides that, except as required by law or the rights of any series of preferred shares of the Company, the Charter may be amended by the vote of a majority of the issued and outstanding Common Shares; provided, that the vote of more than two-thirds of the issued and outstanding Common Shares is required to amend Article VII.  Article VII of the Charter sets forth the provisions that classify the current Board.  In Proposal 5.A, an amendment of Article VII to declassify the Board is being submitted to shareholders.

The Board of Directors has proposed that Section 8.1 of the Charter be revised so that the Charter may be amended in any respect by the vote of a majority of the issued and outstanding Common Shares, except as required by law or rights of any series of preferred shares of the Company.  The Board believes that this amendment will give the Company more flexibility and enhance the rights of shareholders and the Company’s corporate governance practices.

The affirmative vote of a majority of the issued and outstanding Common Shares will be necessary to approve this proposal.  Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal, although abstentions and broker non-votes will count toward the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 5.C. Amendment to the Charter to Eliminate the Supermajority Voting Requirement for Affiliated Transactions

The VSCA contains provisions designed to deter certain takeovers of Virginia corporations. Article 14 of the VSCA contains the “affiliated transaction” provisions of Virginia law that prohibit any person who becomes the beneficial owner of more than 10% of any class of a corporation’s voting securities (an “interested shareholder”) from engaging in specified transactions with such corporation for a period of three years following the date upon which the shareholder acquires the requisite number of securities without the approval of (i) a majority (but not less than two) of the corporation’s disinterested directors and  (ii) two-thirds of the voting shares of the corporation, other than shares owned by the interested shareholder, subject to certain exceptions. The types of transactions covered by the law include certain mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, dissolutions, reclassifications and recapitalizations. These provisions may have the effect of deterring a change in control.

The Charter is currently silent as to the level of shareholder approval for affiliated transactions with interested shareholders. Under Virginia law, when a charter is silent in respect of these transactions, a two-thirds shareholder approval is required in order to effect an affiliated transaction.

Virginia law, however, allows corporations to elect to not to be governed by Article 14 of the VSCA.  Accordingly, the Board has approved and recommends for approval by the Company’s shareholders an amendment to the Charter to add a new Article XI that provides that the Company has opted out of Article 14 of the VSCA. If the shareholders approve this Proposal 5.C, affiliated transactions that involve entry into a plan of merger, a share exchange or dissolution, or the sale, lease, exchange or other disposition of all or substantially all of the Company’s property other than in the regular course of business would require the affirmative vote of the majority of the issued and outstanding Common Shares and a majority of the votes entitled to be voted by any other voting group required by law to vote thereon, pursuant to Section 8.2 of the Charter.

The Company is not proposing this amendment to the Charter in response to any pending, planned or contemplated transaction.

The affirmative vote of a majority of the issued and outstanding Common Shares other than Common Shares owned by interested shareholders will be necessary to approve this proposal.  Abstentions and broker non-votes will have the same effect as votes against the proposal, although abstentions and broker non-votes will count toward the presence of a quorum.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 5.D. Amendments to the Charter to Eliminate Provisions that are no Longer Applicable

In addition to the amendments reflected in Proposals 5.A, 5.B and 5.C, the Amended and Restated Charter deletes sections of the Charter that are no longer applicable and reduces the number of authorized preferred shares to reflect the prior retirement of the preferred shares in connection with the mergers.

Elimination of Inapplicable Provisions. The Amended and Restated Charter deletes the following sections of the Charter that are no longer applicable:

•
Article IVA – Reclassification of Common Shares Upon Listing — The Amended and Restated Charter deletes this article which was used to effect the Company’s 2015 reverse share split in connection with the listing (the “Listing”) of its Common Shares on the New York Stock Exchange (“NYSE”). These provisions were no longer necessary once the reverse share split was consummated in May 2015 and therefore their removal would have no impact on shareholders.

•
Article V – Preferred Shares — The Amended and Restated Charter deletes the provisions of Article V that set the terms of the Company’s Series A Preferred Shares and Series B Convertible Preferred Shares.  Neither of these series of preferred shares are outstanding at this time and the Company cannot reissue these series of preferred shares in the future.  The Amended and Restated Charter retains and does not alter the Board of Directors’ right to set the preferences, limitations and relative rights, within the limits set forth in the VSCA, of any new series of preferred shares without shareholder approval.

•	Section 9.1 – Definitions — The Amended and Restated Charter deletes certain defined terms that are not used in the Amended and Restated Charter.

The deletion of the reverse share split, terms of the preferred shares and the definitions are intended to simplify the Amended and Restated Charter by removing now-irrelevant provisions.

Reduction in Authorized Preferred Shares. The Amended and Restated Charter also reduces the authorized number of preferred shares from 430,480,000 to 30,000,000.  The Company previously was authorized to issue an aggregate of 400,000,000 Series A Preferred Shares and 480,000 Series B Convertible Preferred Shares, which are no longer outstanding and are not available for reissuance. The Company believes the reduction in the preferred shares is necessary to accurately reflect the current number of preferred shares available for issuance by the Company in the future.

As described above, the Amended and Restated Charter will consolidate into a single document the original articles of incorporation and the prior amendments thereto as applicable.

The affirmative vote of a majority of the issued and outstanding Common Shares will be necessary to approve this proposal.  Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal, although abstentions and broker non-votes will count toward the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Corporate Governance, Risk Oversight and Procedures for Shareholder Communications

Board of Directors.  The Company’s Board of Directors has determined that all of the Company’s directors (and nominees for director), except Messrs. Glade M. Knight and Justin G. Knight, are “independent” within the meaning of the rules of the NYSE. In making this determination, the Board considered all relationships between the applicable director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors’ fees and equity-based awards); (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company; or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity.  The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement.

In order to optimize the effectiveness and independence of the Board, in February 2017 the Board established the position of Lead Independent Director, which currently is held by Jon Fosheim.  See “Committees of the Board and Board Leadership.”

Code of Ethics.  The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which is available at the Company’s website www.applehospitalityreit.com.  The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.  Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers or Board may be made only by the Board or one of the Board’s committees. The Company anticipates that any waivers of the Code of Business Conduct and Ethics will be posted on the Company’s website.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that set forth the guidelines and principles for the conduct of the Board of Directors, which is available at the Company’s website www.applehospitalityreit.com.  The Corporate Governance Guidelines reflect the Board of Directors’ commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing shareholder value over the long term.
Risk Oversight.  The Board believes that risk oversight is a key function of a Board of Directors.  It administers its oversight responsibilities through its Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.  All members of each of these committees are independent directors.  The entire Board is kept abreast of and involved in the Company’s risk oversight process.  It is through the approval of officers and compensation plans, and management updates on property performance, industry performance, financing strategy, acquisitions strategy and capital improvements, that the Board has input to manage the Company’s various risks.  Additionally, through the Audit Committee, the Board reviews management’s and independent auditors’ reports on the Company’s internal controls and any associated potential risks of fraudulent activities. Through the Nominating and Corporate Governance Committee, the Board reviews the Company’s Corporate Governance Guidelines and related risks.  Through the Compensation Committee, the Board oversees risk related to compensation practices with the objective of balancing risk/rewards to overall business strategy.  Risk oversight is also one of the factors considered by the Board in establishing its leadership structure.  The Company has separated the roles of Chairman and Chief Executive Officer to create a leadership structure that the Board believes strikes the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis and also established the position of Lead Independent Director to optimize the effectiveness and independence of the Board.

Shareholder Communications.  Shareholders and other interested parties may send communications to the Board or to specified individual directors.  Any such communications should be directed to the attention of the Lead Independent Director at Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219.  The Lead Independent Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Share Ownership Guidelines.  The Board believes that equity ownership by directors and executive officers will align their interests with shareholders’ interests. To that end, on February 11, 2016, the Company adopted formal share ownership guidelines, included in the Company’s Corporate Governance Guidelines, applicable to all of its directors and executive officers. On an annual basis, the Company evaluates the ownership status of the directors and executive officers.

The share ownership guidelines with respect to directors require directors to own securities of the Company equal in value to at least two times the annual base cash retainer. All current directors currently comply with the ownership requirement. New directors must comply with the ownership requirement within two years of becoming a member of the Board, and all directors are required to hold shares at this level while serving as a director.

With respect to executive officers, the Chief Executive Officer is required to own securities of the Company equal in value to at least five times his or her base salary. Each of the Company’s other executive officers is required to own securities of the Company equal to at least three times his or her base salary. The Chief Executive Officer and other executive officers each currently comply with the ownership requirement. Any new officers are required to comply with the ownership requirement within two years of being so named.

The Nominating and Corporate Governance Committee may waive the stock ownership requirements in the event of financial hardship or other good cause.

Hedging and Pledging of Company Securities. The Company’s Insider Trading Policy prohibits directors and employees, including the executive officers, from engaging in the following transactions: (i) trading in call or put options involving the Company’s securities and other derivative securities; (ii) engaging in short sales of the Company’s securities; (iii) holding the Company’s securities in a margin account; and (iv) pledging more than 50% of the number of the Company’s securities held individually to secure margin or other loans.

Board Self-Evaluation. Pursuant to the Company’s Corporate Governance Guidelines and the charters of the Compensation, Audit and Nominating and Corporate Governance Committees of the Board of Directors, the Nominating and Corporate Governance Committee will oversee the annual self-evaluation of the Board and each committee. The self-evaluation requires each director to complete a detailed questionnaire soliciting input on matters such as board structure and composition, committee structure, board and committee meeting conduct, board support, education and board and committee performance.  The Nominating and Corporate Governance Committee reports the assessments to the Board, and if the Board determines that changes in its governance practices need to be made, management and the Nominating and Corporate Governance Committee will work with the Board to implement the necessary changes.

Consideration of Director Nominees

Director Qualifications. The Company believes the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.  Each director also is expected to exhibit high standards of integrity, practical and mature business judgment, including ability to make independent analytical inquiries, and be willing to devote sufficient time to carrying out their duties and responsibilities effectively.

The Board has determined that the Board of Directors as a whole must have the right mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.  The Board believes it should be comprised of persons with skills in areas such as finance, real estate, banking, strategic planning, human resources, leadership of business organizations, and legal matters.  Although it does not have a diversity policy, the Board believes it is desirable for the Board to be composed of individuals who represent a mix of viewpoints, experiences and backgrounds.

 In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

•	Strategy—knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and markets;

•	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

•	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;
•	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which the Company operates;

•	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics—the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Nomination Procedures.  The Board has established a Nominating and Corporate Governance Committee that oversees the nomination process and recommends nominees to the Board. As outlined above, in selecting a qualified nominee, the Board considers such factors as it deems appropriate, which may include the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee’s standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise.  Applying these criteria, the Board considers candidates for Board membership suggested by its members, as well as management and shareholders.  Shareholders of record may nominate directors in accordance with the Company’s bylaws which require, among other items, notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of Board members.  No nominations other than those proposed by the Nominating and Corporate Governance Committee were received for the Annual Meeting.

Committees of the Board and Board Leadership

Summary.  The Board of Directors has four standing committees, which are specified below and have the following functions:

•
Executive Committee.  The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors, except powers specifically withheld from the Executive Committee under the Company’s bylaws or by law.

•
Audit Committee.  The Audit Committee operates in accordance with a written charter that is available at the Company’s website, www.applehospitalityreit.com.  The Audit Committee has oversight responsibility relating to the integrity of the Company’s consolidated financial statements and financial reporting processes and has the other functions and responsibilities set forth in its charter.  A report by the Audit Committee appears in a following section of this proxy statement.

•
Compensation Committee.  The Compensation Committee operates in accordance with a written charter that is available at the Company’s website, www.applehospitalityreit.com, and administers the Company’s compensation and incentive plans of the Company’s executive officers and oversees the compensation practices of the Company.

•
Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee operates in accordance with a written charter that is available at the Company’s website, www.applehospitalityreit.com, and oversees all aspects of the Company’s corporate governance, director compensation, and nominations process for the Board of Directors and its committees.

Board Leadership.  The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent directors periodically consider the Board’s leadership structure. Currently, the roles of Chairman and Chief Executive Officer are held by different directors.  Mr. Glade M. Knight serves as Executive Chairman and Mr. Justin G. Knight serves as President and Chief Executive Officer. The Board believes that this structure provides the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis. The Executive Chairman of the Board presides at all meetings of the shareholders and of the Board as a whole. The Executive Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in the bylaws or by the Board.

In connection with the periodic review of the structure of the Board, in order to optimize the effectiveness and independence of the Board, the Board established the position of Lead Independent Director in February 2017. The position is currently held by Jon Fosheim.  The Lead Independent Director’s responsibilities include, among other things, presiding at meetings or executive sessions of the independent directors and non-employee directors, serving as a liaison to facilitate communications between other members of the Board and the President and Chief Executive officer, without inhibiting direct communications between and among such persons, and serving as a liaison to shareholders who request direct communications and consultations with the Board.

Audit Committee Independence.  The Board of Directors has determined that each current member of the Audit Committee is “independent,” as defined in the listing standards of the NYSE.  To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; or (b) be an affiliate of the Company or any subsidiary. The Audit Committee has two members, Mr. Jon A. Fosheim and Mr. L. Hugh Redd, who are “financial experts” within the meaning of the regulations issued by the Securities and Exchange Commission. The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company. In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least two members have “accounting or related financial management expertise,” as all such terms are defined by the rules of the NYSE.

Meetings and Membership.  The Board held a total of 12 meetings during 2016 (including regularly scheduled and special meetings).  The following table shows both the membership of the Company’s standing committees and the number of meetings held during 2016:

Committee	Members of Committee	Number of Committee Meetings During 2016
Executive	Glade M. Knight*	0
	Glenn W. Bunting
	Justin G. Knight
	Bruce H. Matson
	Daryl A. Nickel

Audit	L. Hugh Redd*	5
	Glenn W. Bunting
	Jon A. Fosheim

Compensation	Glenn W. Bunting*	3
	Daryl A. Nickel
	L. Hugh Redd

Nominating and Corporate Governance	Bruce H. Matson*	4
	Jon A. Fosheim
	Daryl A. Nickel
_____________________
*Indicates the Chair of each committee.

Attendance and Related Information.  It is the policy of the Company that directors should attend each annual meeting of shareholders.  All seven directors at the time of the meeting attended the 2016 Annual Meeting of shareholders.  The Company also expects directors to attend each regularly scheduled and special meeting of the Board, but recognizes that, from time to time, other commitments may preclude full attendance.  In 2016, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors that were held during the period in which he was a director, and (b) the total number of meetings held by all committees of the Board on which he served during the period in which he served.

Executive Sessions.  The independent members of the Board of Directors meet independent of management and the non-independent Directors in executive sessions on a regular basis. Prior to February 2017, the presiding director of each such executive session was rotated among the directors and selected at each meeting. However, following the appointment of the Lead Independent Director, the Lead Independent Director presides at executive sessions.

Compensation of Directors

The compensation of the directors is reviewed and approved annually by the Board of Directors.  During 2016, the directors of the Company were compensated as follows:

Reimbursements to Directors in 2016.  All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors and committee meetings and in conducting the business of the Company.

Compensation of Independent Directors. In 2016, the independent directors (classified by the Company as all directors other than Mr. Glade M. Knight and Mr. Justin G. Knight) received the following directors’ fees: (i) a $140,000 annual retainer, with $60,000 paid in cash and $80,000 paid in vested stock grants, paid in quarterly installments, and (ii) a $1,000 fee for each meeting of the Board of Directors or any committee of the Board of Directors in excess of eight meetings per year for each of the Board or applicable committee (measured from June 1 through May 31 of the following year). Additionally, the Chair of the Audit Committee is entitled to receive an additional annual retainer fee of $7,000 (in addition to fees for service on the Company’s Disclosure

Committee) and the Chair of the Compensation Committee and the Nominating and Corporate Governance Committee are each entitled to receive an additional annual retainer fee of $5,000, each paid in cash in quarterly installments. The compensation of the Lead Independent Director has not been determined, but is expected to be consistent with market practice.

Non-Independent Directors in 2016.  Mr. Glade M. Knight and Mr. Justin G. Knight received no compensation from the Company for their services as a director.

Director Summary Compensation

Director	Year	Fees Earned or Paid in Cash	Share Awards(1)	Total
Glenn W. Bunting	2016	$71,000	$79,997	$150,997
Jon A. Fosheim	2016	66,000	79,997	145,997
Glade M. Knight	2016	—	—	—
Justin G. Knight	2016	—	—	—
Bruce H. Matson	2016	71,000	79,997	150,997
Daryl A. Nickel	2016	66,000	79,997	145,997
L. Hugh Redd	2016	77,000	79,997	156,997

(1)
The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718.  Each director, except Mr. Glade M. Knight and Mr. Justin G. Knight, received 4,253 fully vested Common Shares. No share options were granted in 2016.

Outstanding Stock Option Awards

In 2008, the Company adopted the Apple Nine, Inc. 2008 Non-Employee Directors Stock Option Plan (the “Directors’ Plan”).  The Directors’ Plan provided for automatic grants of options to acquire Common Shares.  The Directors’ Plan applied to directors of the Company who were not employees or executive officers of the Company.  In May 2015, the Directors’ Plan was terminated effective upon the Listing. No further grants can be made under the Directors’ Plan, provided however, the termination did not affect any outstanding director option awards previously issued under the Directors’ Plan.  Following the termination of the Directors’ Plan, all awards to directors are made under the Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”).

Since adoption of the Directors’ Plan, none of the participants have exercised any of their options to acquire Common Shares. The following table shows the outstanding options to acquire Common Shares that were granted to the directors under the Directors’ Plan, which are all fully vested. There were no other outstanding awards granted to directors as of December 31, 2016.

Name	Number of Shares Underlying Options Outstanding as of December 31, 2016
Glenn W. Bunting	150,608
Jon A. Fosheim	—
Glade M. Knight	—
Justin G. Knight	—
Bruce H. Matson	178,620
Daryl A. Nickel	—
L. Hugh Redd	—

Executive Officers

In 2016, the Company’s executive officers were: Glade M. Knight, who served as Executive Chairman; Justin G. Knight (Glade M. Knight’s son), who served as President and Chief Executive Officer; Kristian M. Gathright, who served as Executive Vice President and Chief Operating Officer; Bryan F. Peery, who served as Executive Vice President and Chief Financial Officer; David P. Buckley, who served as Executive Vice President and Chief Legal Officer; and Nelson G. Knight (Glade M. Knight’s son), who served as Executive Vice President and Chief Investment Officer.  Each executive officer is appointed annually by the Board of Directors at its meeting prior to the annual meeting of shareholders.  The biographies of Glade M. Knight and Justin G. Knight are provided above in the section titled “Proposal 1. Election of Directors.”

David P. Buckley.  Mr. Buckley, 49, has served as Executive Vice President, Chief Legal Officer and Secretary for the Company since its inception.  In addition, Mr. Buckley served as Executive Vice President and Chief Legal Counsel for Apple Ten from its inception until its merger with the Company in September 2016, and also served as Executive Vice President and Chief Legal Counsel for Apple Seven and Apple Eight from 2005 and 2007, respectively, until the Apple Seven and Eight mergers were completed in March 2014.  Mr. Buckley served as Senior Vice President and General Counsel for Apple Two and Apple Five until Apple Two was sold to an affiliate of ING Clarion in May 2007 and Apple Five was sold to Inland American Real Estate Trust, Inc. in October 2007.  Mr. Buckley also served as Executive Vice President and General Counsel of Apple Six from 2005 until Apple Six merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to his service with these companies, from 1999 to 2005, Mr. Buckley served as an Associate, specializing in commercial real estate, with McGuireWoods, a full-service law firm headquartered in Richmond, Virginia.  Mr. Buckley holds a Juris Doctor degree, Cum Laude, from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia, and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts.  Mr. Buckley is a member of the Virginia State Bar and the Richmond Bar Association.

Kristian M. Gathright.  Mrs. Gathright, 44, has served as Executive Vice President and Chief Operating Officer for the Company since its inception.  In addition, Mrs. Gathright served as Executive Vice President and Chief Operating Officer for Apple Ten from its inception until its merger with the Company in September 2016.  She also served as Executive Vice President and Chief Operating Officer for Apple Seven and Apple Eight until the Apple Seven and Eight mergers were completed in March 2014.  Mrs. Gathright served as Chief Operating Officer and Senior Vice President of Operations for Apple Two until it was sold to an affiliate of ING Clarion in May 2007.  Mrs. Gathright also served as Senior Vice President of Operations for Apple Five until it was sold to Inland American Real Estate Trust, Inc. in October 2007.  She served as Executive Vice President and Chief Operating Officer of Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013. Prior to managing these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst & Young LLP.  Mrs. Gathright serves as President of the Courtyard Franchise Advisory Council and on the Consumer Innovation Forum of the American Hotel and Lodging Association.  Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at the University of Virginia, Charlottesville, Virginia.  Mrs. Gathright passed the Virginia CPA Exam in 1994.

Nelson G. Knight. Mr. Knight, 35, has served as Executive Vice President and Chief Investment Officer for the Company since May 2014.  Prior to this position, he served as the Senior Vice President of Development for the Company from 2009.  He served as Senior Vice President of Development for Apple Ten from its inception until its merger with the Company in September 2016.

He also served in the same capacity for Apple Six (until its sale in 2013), and Apple Seven and Apple Eight (until the Apple Seven and Eight mergers were completed in March 2014).  He served as Vice President of Acquisitions and Capital Markets until 2009 for the Company, Apple Two (until its sale in 2007), Apple Five (until its sale in 2007), Apple Six, Apple Seven and Apple Eight. Mr. Knight serves on the Home2 Suites Owner Advisory Committee, the TownePlace Suites Franchise Advisory Council, as an advisory member of the Hunter Hotels Investment Conference and chairs the TownePlace Suites System Marketing Committee.  Mr. Knight also currently serves on the National Advisory Council for Southern Virginia University in Buena Vista, Virginia and the Alumni Executive Board for the Neeley School of Business at Texas Christian University.  Mr. Knight holds a Master of Business Administration from Texas Christian University, as well as a Bachelor of Arts Degree, Cum Laude, in History with a minor in Business from Southern Virginia University in Buena Vista, Virginia.

Nelson G. Knight is the son of Glade M. Knight, the Company’s Executive Chairman, and the brother of Justin G. Knight, the Company’s President and Chief Executive Officer.

Bryan F. Peery.  Mr. Peery, 52, has served as Executive Vice President and Chief Financial Officer for the Company since its inception.  He served as Executive Vice President and Chief Financial Officer for Apple Ten from its inception until its merger with the Company in September 2016.  In addition, Mr. Peery served as Executive Vice President and Chief Financial Officer for Apple Seven and Apple Eight, until the Apple Seven and Eight mergers were completed in March 2014.  Mr. Peery also served as Senior Vice President, Chief Financial Officer and Treasurer for Apple Two and Apple Five until Apple Two was sold to an affiliate of ING Clarion in May 2007 and Apple Five was sold to Inland American Real Estate Trust, Inc. in October 2007.  He also served as Executive Vice President and Chief Financial Officer for Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998) of This End Up Furniture Company.  Mr. Peery was with Owens & Minor, Inc., a medical and surgical supplies distributor, from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting.  Mr. Peery’s experience also includes five years of service with KPMG LLP.  Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia.  Mr. Peery is a Certified Public Accountant. On February 12, 2014, Mr. Peery, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC. Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Peery consented to the entry of an administrative order, under which Mr. Peery and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of three directors.  All three directors are independent directors as defined under “Committees of the Board and Board Leadership—Audit Committee Independence.”  The Audit Committee operates under a written charter that was adopted by the Board of Directors and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission.  The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  In fulfilling its oversight duties, the Committee reviewed and discussed the audited financial statements for fiscal year 2016 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee also has discussed with the independent auditors the matters required to be discussed pursuant to PCAOB Auditing Standard No. AU 380, “Communication with Audit Committees.”  Additionally, the Audit Committee has received the written disclosures and letter from the independent auditors required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with the independent auditors, the independent auditors’ independence.

Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

L. Hugh Redd, Chair
Glenn W. Bunting Jon A. Fosheim
(Current Members of the Audit Committee)

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Certain Relationships and Agreements

The Company has, and is expected to continue to engage in, transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (including the relationships discussed in this section) and are required to approve any significant modifications to the existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The term the “Apple REIT Entities” means the Company, Apple Seven, Apple Eight and Apple Ten.  The term the “Advisors” means Apple Seven Advisors, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc. (“A9A”), Apple Ten Advisors, Inc. (“A10A”) and Apple Realty Group, Inc. (“ARG”).  Glade M. Knight, Executive Chairman of the Company and formerly Chairman and Chief Executive Officer of the Company, was Chairman and Chief Executive Officer of Apple Ten (prior to the Apple Ten merger), and Apple Seven and Apple Eight (prior to the Apple Seven and Eight mergers).  The Advisors are wholly-owned by Mr. Knight.  Mr. Knight is also currently a partner and Chief Executive Officer of Energy 11 GP, LLC and Energy Resources 12 GP, LLC, which are the respective general partners of Energy 11, L.P. and Energy Resources 12, L.P.  Justin G. Knight, the Company’s President and Chief Executive Officer, and a member of the Company’s Board of Directors, also served as President of Apple Ten (prior to the Apple Ten merger), and Apple Seven and Apple Eight (prior to the Apple Seven and Eight mergers).  Prior to the Apple Seven and Eight mergers, members of the Company’s Board of Directors were also on the Board of Directors of Apple Seven and/or Apple Eight.  Mr. Glade M. Knight is the only member of the Company’s Board of Directors that was also on the Board of Directors of Apple Ten.

Apple Seven and Apple Eight Mergers

Pursuant to the Agreement and Plan of Merger entered into on August 7, 2013, as amended (the “Merger Agreement”), Apple Seven and Apple Eight merged with and into wholly-owned subsidiaries of the Company effective March 1, 2014 and Apple Seven’s and Apple Eight’s separate corporate existence ceased.

Prior to the Apple Seven and Eight mergers, the Company was externally managed and did not have any employees. Its advisor, A9A, provided the Company with its day-to-day management.  ARG provided the Company with property acquisition and disposition services.  The Company paid fees and reimbursed certain costs to A9A and ARG for these services. A9A provided the management services to the Company through an affiliate, Apple Fund Management, Inc. (“AFM”), a wholly-owned subsidiary of A9A prior to the Apple Seven and Eight mergers.  Apple Seven and Apple Eight were also externally managed, and had similar arrangements with external advisors and AFM prior to the Apple Seven and Eight mergers.  As contemplated in the Merger Agreement, in connection with the Apple Seven and Eight mergers effective March 1, 2014, the Company became self-advised and Apple Seven, Apple Eight and the Company terminated their advisory agreements with their respective Advisors, and AFM became a wholly-owned subsidiary of the Company.  As a result, the employees, including management, are now employed by the Company rather than by the Company’s external advisor.

In connection with the Merger Agreement, on August 7, 2013, the Company entered into a subcontract agreement with A10A to subcontract A10A’s obligations under the advisory agreement between A10A and Apple Ten to the Company.  From and after the Apple Seven and Eight mergers until September 1, 2016, the effective date of the merger of the Company and Apple Ten (the “A10 merger”), the Company provided to Apple Ten the advisory services contemplated under the A10A advisory agreement and the Company received an annual fee that ranged from 0.1% to 0.25% of

Apple Ten’s total equity contributions, depending on Apple Ten’s operating results. Total advisory fees earned by the Company from Apple Ten in 2016 totaled approximately $1.6 million. As a result of the termination of the subcontract agreement in connection with the completion of the A10 merger, Apple Ten no longer pays the various fees previously paid to the Company under the subcontract agreement and A10A no longer subcontracts its advisory services to the Company. Additionally, effective September 1, 2016, Apple Ten no longer had any advisory services contract.

Apple Ten Merger

Pursuant to the Agreement and Plan of Merger entered into on April 13, 2016, as amended (the “A10 Merger Agreement”), Apple Ten merged with and into 34 Consolidated, Inc., a wholly-owned subsidiary of the Company, effective September 1, 2016, and Apple Ten’s separate corporate existence ceased. As consideration in the A10 merger, the Company paid $93.6 million in cash, including cash in lieu of fractional Common Shares, and issued approximately 48.7 million Common Shares to shareholders of Apple Ten.  Accordingly, in the A10 merger the executive officers of the Company received their proportionate interest of the newly issued Common Shares, and cash proceeds, which totaled 3.1 million Common Shares and $6.0 million in cash.

As more fully described under “—Apple Seven and Apple Eight Mergers” above, prior to the A10 merger, the Company provided advisory services to Apple Ten pursuant to a subcontract agreement with A10A.  Concurrently with the execution of the A10 Merger Agreement, the Company and Apple Ten entered into a termination agreement with A10A and ARG, each of which is owned by Glade M. Knight. Pursuant to the termination agreement, the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement with respect to Apple Ten were terminated effective immediately after the effective time of the A10 merger on September 1, 2016.  No fees were paid as a result of the termination of the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement.  After the A10 merger, the Company has continued and will continue to provide support services to ARG for activities unrelated to Apple Ten. See “—Apple REIT Entities and Advisors Cost Sharing Structure” below.

Apple REIT Entities and Advisors Cost Sharing Structure

After the Apple Seven and Eight mergers, effective March 1, 2014, the Company provided support services to Apple Ten and its advisors, A10A and ARG, which agreed to reimburse the Company for its costs in providing these services.  After the A10 merger, the Company has continued to provide support services to ARG for activities unrelated to Apple Ten.  Total reimbursed costs received by the Company from these entities for 2016 (including Apple Ten, A10A and ARG prior to September 1, 2016 and ARG thereafter) totaled approximately $2.5 million.  As of December 31, 2016, total amounts due from ARG, for activities unrelated to Apple Ten, for reimbursements under the cost sharing structure totaled approximately $0.2 million.  Under this cost sharing structure, amounts reimbursed to the Company include both compensation for personnel and office related costs (including office rent, utilities, office supplies, etc.) used by each company during these periods.  The amounts reimbursed to the Company are based on the actual costs of the services and are not based on formal record keeping regarding the time these personnel devote to the company, but are based on a good faith estimate of the proportionate amount of time incurred by the Company’s employees on behalf of Apple Ten, A10A and ARG prior to the A10 merger, and ARG for activities unrelated to Apple Ten after the A10 merger.  Effective September 1, 2016, as part of the cost sharing arrangement, certain day-to-day transactions may result in amounts due to or from the Company and ARG for activities unrelated to Apple Ten.  To efficiently manage cash disbursements, the Company or ARG may make payments for the other company.  Under this cash management process, each company may advance or defer up to $1 million at any time.  Each quarter, any outstanding amounts are settled between the companies.  This process allows each company to minimize its cash on hand and reduces the cost for each company.  The amounts outstanding at any point in time are not significant to either of the companies.  Prior to the A10 merger, Apple Ten, A10A and ARG (for activities both related and unrelated to Apple Ten) were part of the cost sharing structure and participated in this cash management process.

Apple Air Holding, LLC Membership Interest; Aircraft Usage

The Company, through its wholly-owned subsidiary, Apple Air Holding, LLC (“Apple Air”), owns a Learjet used primarily for acquisition, asset management, renovation and public relations purposes.  The aircraft is also leased to affiliates of the Company based on third party rates.  Prior to the A10 merger, Apple Air was jointly owned by the Company (74%) and Apple Ten (26%), with Apple Ten’s ownership interest accounted for as a minority interest. With the completion of the A10 merger, the Company acquired Apple Ten’s interest for a total allocated purchase price of approximately $0.7 million which approximated the fair market value of the interest.  For the year ended December 31, 2016, revenue from affiliates was approximately $0.04 million, including revenue from Apple Ten prior to the A10 merger.  The Company also utilizes aircraft, owned through two entities, one of which is owned by the Company’s Executive Chairman, and the other, by its President and Chief Executive Officer, for acquisition, asset management, renovation and public relations purposes, and reimburses these entities at third-party rates.  Total costs incurred for use of these aircraft during 2016 were approximately $0.2 million.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the Company’s executive compensation arrangements for the Company’s named executive officers for 2016 and explains the structure and rationale associated with each material element of the 2016 compensation arrangements.  The named executive officers for 2016 are as follows:

Glade M. Knight	Executive Chairman
Justin G. Knight	President and Chief Executive Officer
Bryan F. Peery	Executive Vice President and Chief Financial Officer
Kristian M. Gathright	Executive Vice President and Chief Operating Officer
David P. Buckley	Executive Vice President, Chief Legal Officer and Secretary
Nelson G. Knight	Executive Vice President and Chief Investment Officer

Share Return Performance

During 2016, the Company continued to deliver strong cumulative total shareholder returns compared to key indices, as shown below. The graph assumes an initial investment of $100 in Common Shares and in each of the indices, and also assumes the reinvestment of dividends for the period from May 18, 2015, the date of the Listing, to December 31, 2016.  The SNL US REIT Hotel Index is comprised of publicly traded REITs which focus on investments in hotel properties.

* This performance graph shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act, except as shall be expressly set forth by specific reference in such filing. The performance graph is not indicative of future investment performance.  The Company does not make or endorse any predictions as to future share price performance.

General Philosophy and Objectives

The Company’s executive compensation philosophy continues to focus on attracting, motivating and retaining a superior management team that can maximize shareholder value. The compensation arrangements are designed to reward performance relative to financial and other metrics that the Company believes are key metrics that will enhance shareholder value and to reward executive officers for performance at levels that the Compensation Committee believes to be competitive with other public hospitality REITs.  The compensation arrangements consist of both base salary and annual incentive compensation which is intended to incentivize executive officers to manage the Company in a prudent manner without encouraging unnecessary risk-taking.  In establishing the compensation arrangements, the Compensation Committee believes the best way to maintain the alliance of management and shareholder objectives is to have a larger variable component tied to key metrics. The incentive goals in the annual incentive compensation program are set at competitive levels which require stretch performance but are believed to be achievable.  As a result, approximately 80% of target compensation of the named executive officers is variable. The Compensation Committee also reviews and considers the management team’s overall compensation. The Company has not adopted a formal policy or guideline for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Role of the Compensation Committee

Pursuant to the Compensation Committee’s charter, the Compensation Committee assists the Board of Directors in discharging the Board of Director’s responsibilities relating to compensation of the Company’s officers. The Compensation Committee’s duties and responsibilities include, among other things, the following:

•
annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and after evaluating performance in light of those goals and objectives, approve compensation of the Chief Executive Officer;

•
annually review corporate goals and objectives relevant to the compensation of the executive management officers of the Company, and after evaluating performance in light of those goals and objectives, approve compensation of executive management officers of the Company, other than the Chief Executive Officer; and

•	review and make periodic recommendations to the Board of Directors with respect to the general compensation, benefits and perquisites policies and practices of the Company.

The Compensation Committee’s charter permits it to delegate its functions to one or more subcommittees as permitted by law.
The Company’s current executive compensation structure was initially developed in 2014 by the Compensation Committee and has been reviewed and modified (as necessary) by the Compensation Committee each year thereafter.  In reviewing the compensation structure, the Compensation Committee evaluated data regarding executive compensation paid by other public hospitality REITs and other peer group information provided by FPL Associates L.P. (“FPL”) in 2016.  The Compensation Committee utilizes FPL’s recommendations in conjunction with market data to determine annual executive compensation.  Compensation for 2016 for each named executive officer was approved by the Compensation Committee after consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their positions, the anticipated difficulty to replace the individual, and total compensation paid to each named executive officer in prior years.

Role of Chief Executive Officer
In connection with determining compensation of executive officers other than the Chief Executive Officer, the Compensation Committee may seek input from the Company’s Chief Executive Officer.  Any recommendations given by the Chief Executive Officer will be based upon the Chief Executive Officer’s assessment of the Company’s overall performance, each executive officer’s individual performance and employee retention considerations.  The Compensation Committee reviews the Chief Executive Officer’s recommendations, and in its sole discretion determines all executive officer compensation. The Chief Executive Officer will not provide any recommendations to the Compensation Committee regarding his or her own compensation.

Compensation Consultant
In 2014, the Compensation Committee initially consulted with FPL as its independent executive compensation consultant regarding compensation arrangements for 2014 and 2015.  The Compensation Committee’s charter authorizes the Compensation Committee to retain or obtain the advice of a compensation consultant to advise it in the evaluation of executive officer compensation. In connection with developing the executive compensation structure and making executive compensation decisions, the Compensation Committee relied upon FPL to:
•	advise the Compensation Committee on the principal aspects of the executive compensation program;
•	assist in the selection of a group of peer companies (based on, among other things, industry, size and asset type);
•	provide information on compensation paid by peer companies to their executive officers; and
•	advise on appropriate levels of compensation.

In 2016, FPL provided the Compensation Committee updated information on compensation paid by and compensation structure of peer companies to their executive officers.

Peer Group Information

In connection with its comprehensive review of the executive compensation arrangements for all of the Company’s executive officers, the Compensation Committee relied upon FPL to provide, among other things, compensation information and data regarding executive officers in the Company’s peer group.  The peer group compensation information and data was one factor the Compensation Committee considered in establishing the Company’s executive compensation arrangements for 2016.  The peer group consisted of 10 public company REITs in the hospitality industry and three public company REITs with similar market capitalization to the Company and with an overall median market capitalization of approximately $2.6 billion at the time of the report.  The Company’s peer group consisted of the following public REITs:

DiamondRock Hospitality Company	EPR Properties
FelCor Lodging Trust Incorporated	Gramercy Property Trust, Inc.
Hersha Hospitality Trust	Host Hotels and Resorts, Inc.
LaSalle Hotel Properties	Lexington Realty Trust
Pebblebrook Hotel Trust	RLJ Lodging Trust
Summit Hotel Properties, Inc.	Sunstone Hotel Investors, Inc.
Xenia Hotel & Resorts, Inc.

The Company believes the peer group represents companies with which the Company competes for talent and business.  The Compensation Committee used this peer group as follows: market data was obtained for the peer group companies to provide the Compensation Committee with a context in which to make base salary determinations and decisions regarding appropriate payout levels for incentive compensation for 2017.  For 2015, total aggregate compensation for the named executive officers as a group was in the 40th percentile compared to compensation for the top five highest paid executives in the peer group companies for the prior year.
Advisory Vote on Executive Compensation.
 At the 2016 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote on 2015 executive compensation, and approximately 96% of the shares voted on the “say-on-pay” proposal supported the compensation of the executive officers. The Compensation Committee viewed this advisory vote as an expression by the shareholders of their general satisfaction with the Company’s executive compensation program.

Elements of Executive Compensation

The Company’s executive compensation arrangements consist of base salary and incentive compensation.  For 2016, the Compensation Committee considered both elements when setting annual base salary.
Annual Base Salary
Annual base salary is a fixed level of compensation that reflects each named executive officer’s position and individual performance.  Base salary is designed to serve as a retention tool throughout the executive’s career.  In determining base salaries, the Compensation Committee considered the salary information and data obtained for the executive officers in the peer group of companies identified above, each executive officer’s role and responsibility, unique skills, future potential with the Company, and internal pay equity considerations.  After evaluating these factors, the Compensation Committee approved the following annual base salary of each named executive officer for 2016, which were the same as 2015 and will remain the same in 2017:
	2015 Annual Base Salary	2016 Annual Base Salary	2017 Annual Base Salary
Glade M. Knight	$350,000	$350,000	$350,000
Justin G. Knight	500,000	500,000	500,000
Bryan F. Peery	472,500	472,500	472,500
Kristian M. Gathright	472,500	472,500	472,500
David P. Buckley	446,250	446,250	446,250
Nelson G. Knight	315,000	315,000	315,000

Incentive Compensation
The named executive officers are eligible to earn variable incentive compensation awards designed to reward the achievement of annual corporate and financial performance measures.  For 2016, the Compensation Committee established target annual incentive award opportunities for each named executive officer, consisting of an annual cash bonus award and an additional equity compensation award opportunity, following an analysis of market information and data for executive officers in the peer group of companies identified above, each executive officer’s role and responsibility, unique skills, future potential with the Company, and other factors considered in determining base salary levels.  The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an incentive compensation award.
For 2016, the Compensation Committee established a target value of restricted shares to be awarded to each named executive officer as part of the 2016 target incentive compensation award opportunity, considering the same factors as those used for establishing the target annual cash bonus amounts.  Approximately 75% of the target incentive compensation of the named executive officers was intended to be provided through equity awards and the remainder as an annual cash bonus.  Any equity awards to be made upon the achievement of the performance goals would consist of (i) for the shareholder return metrics discussed below, one-half of the total award in restricted Common Shares that vest on December 15, 2017 and the remaining one half in fully vested Common Shares and (ii) for the operating metrics discussed below, one-half of the total award in fully vested Common Shares.
2016 Incentive Compensation Award Opportunity
In 2016, each named executive officer was eligible to receive incentive compensation awards to be determined pursuant to a weighted average formula based on the achievement of certain performance measures.  The amounts actually payable to the named executive officer were to be determined based upon whether Company performance met certain “threshold,” “target” or

“maximum” levels for each of the performance measures.  With respect to each performance measure, results below the threshold level result in a payment of 0% of the target value, results between the threshold and the target levels result in a payment of 50% to 100% of the target value, results between the target and the maximum levels result in a payment of 100% to 150% of the target value, and results above the maximum level result in a payment of 150% of the target value.

At the time that they are set, the incentive goals that the Compensation Committee establishes are substantially uncertain to be achieved. The “threshold” level can be characterized as “stretch but attainable,” meaning that, although attainment is uncertain, based on historical performance, it can reasonably be anticipated that threshold performance may be achieved.  The “target” and “maximum” levels represent increasingly challenging and aggressive levels of performance.

The Compensation Committee established the following 2016 target values for the named executive officers.

	2016 Target Cash Incentive Compensation Award Opportunity	2016 Target Shares Incentive Compensation Award Opportunity	2016 Total Target Incentive Compensation Award Opportunity
Glade M. Knight	$175,000	$525,000	$700,000
Justin G. Knight	875,000	2,625,000	3,500,000
Bryan F. Peery	413,438	1,240,312	1,653,750
Kristian M. Gathright	413,438	1,240,312	1,653,750
David P. Buckley	390,469	1,171,406	1,561,875
Nelson G. Knight	275,625	826,875	1,102,500

Performance Measures
The Compensation Committee adopted performance goals for the 2016 incentive compensation awards following a review of the Company’s business plan and budget for the year.  The Compensation Committee determined that the performance measures for 2016 should be based on objective goals, and the Compensation Committee did not set separate performance goals for individual executive officers.  The incentive compensation awards for 2016 were based on the following operational and shareholder return performance goals:
•
Adjusted Hotel EBITDA margin growth – The Compensation Committee believes Adjusted Hotel EBITDA margin growth is a key metric of the Company’s operational performance and is used by management to measure the performance of the Company’s hotels and effectiveness of the operators of the hotels.  Adjusted Hotel EBITDA margin growth is the year over year change in the Company’s adjusted earnings before interest, income taxes, depreciation and amortization, further adjusted to exclude actual corporate-level general and administrative expense as a percent of total revenue. The Compensation Committee established a goal for 2016 that ranged from an increase of 0.2% to 1.0%, weighted to account for 16.7% of the annual incentive compensation award opportunity.  Adjusted Hotel EBITDA margin growth for 2016 was approximately (0.1%), therefore the threshold was not achieved.  For this goal the Company calculates Adjusted Hotel EBITDA margin as (a) net income excluding (i) interest, income taxes and depreciation and amortization, (ii) transaction and litigation costs, gains or losses from sales of real estate and the loss on impairment of depreciable real estate assets as these do not represent ongoing operations, (iii) non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of the related hotels and (iv) actual corporate-level general and administrative expense, divided by (b) total revenues.

•
Modified FFO per share – The Compensation Committee believes that modified funds from operations per share (“Modified FFO per share”) is a key metric in measuring the overall financial performance of the Company.  The Compensation Committee established a goal for

2016 that ranged from $1.65 to $1.95 per share, weighted to account for 16.7% of the annual incentive compensation award opportunity.  Modified FFO per share for 2016 was $1.76.  For this goal the Company used Modified FFO as defined in its Annual Report on Form 10-K for the year ended December 31, 2016.

•
Comparable Hotels RevPAR growth – The Compensation Committee believes that comparable hotels revenue per available room growth (“Comparable Hotels RevPAR growth”) is a key metric in measuring growth of the Company.  The Compensation Committee established a goal for 2016 that ranged from 3.75% to 6.75%, weighted to account for 16.7% of the annual incentive compensation award opportunity.  Comparable Hotels RevPAR growth for 2016 was 2.7% and therefore the threshold was not achieved.  For this goal the Company used Comparable Hotels revenue per available room, as defined in its Annual Report on Form 10-K for the year ended December 31, 2016.

•
Total shareholder return – The Compensation Committee believes that total shareholder return over a one year period is a key metric in measuring the benefit to shareholders of holding the Company’s shares over a period of time.  The Compensation Committee established a goal for 2016 that ranged from 5.0% to 15.0%, weighted to account for 25% of the annual incentive compensation award opportunity, measured from January 1, 2016 to December 31, 2016. Total shareholder return for the measurement period in 2016 was approximately 6.2%.

•
Shareholder return relative to a peer group – The Compensation Committee believes that relative shareholder return compared to the Company’s peers is a key metric in measuring the benefit to shareholders of holding the Company’s shares relative to that of its peer companies.  For this performance goal, the Company’s peer group consisted of Chatham Lodging Trust, Hersha Hospitality Trust, RLJ Lodging Trust, Ashford Hospitality Trust, Inc. and Summit Hotel Properties, Inc. The Compensation Committee established a goal for 2016 that ranged from 0% to 10%, weighted to account for 25% of the annual incentive compensation award opportunity, measured from January 1, 2016 through December 31, 2016. Change in shareholder return relative to the peer group for the measurement period in 2016 was approximately (13.8%) and therefore the threshold was not achieved.

2016 Incentive Compensation Award Amounts

For 2016, the Company’s performance was below the threshold level of Adjusted Hotel EBITDA margin growth, above the threshold level of Modified FFO per share, below the threshold level of Comparable Hotels RevPAR growth, slightly above the threshold level of total shareholder return and below the threshold for shareholder return relative to a peer group. The Compensation Committee did not make any adjustments to the incentive compensation payable to the named executive officers based on the achievement of the various performance goals.  The incentive compensation awards for 2016 were approximately 30% of target incentive compensation and were as follows:

	2016 Cash Incentive Compensation Award	2016 Share Incentive Compensation Award	Total 2016 Incentive Compensation Award
Glade M. Knight	$50,505	$159,005	$209,510
Justin G. Knight	252,525	795,025	1,047,550
Bryan F. Peery	119,318	375,649	494,967
Kristian M. Gathright	119,318	375,649	494,967
David P. Buckley	112,689	354,780	467,469
Nelson G. Knight	79,545	250,433	329,978

These incentive compensation awards were determined by the Compensation Committee in February 2017, and the cash was paid and the equity grants were made in March 2017, with one-third of the equity grant subject to vesting on December 15, 2017 and two-thirds in fully vested Common Shares.  See “Executive Compensation—Grants of Plan-Based Awards” for information on the cash incentive award.  The grants of restricted awards will be presented in the Grants of Plan-Based Awards table in the proxy statement for the 2018 annual meeting of shareholders.

Perquisites and Other Benefits

The named executive officers participate in other benefits plans on the same terms as other employees.  These plans include medical insurance, dental insurance, life insurance, disability insurance and a 401(k) plan.  Under the 401(k) plan, employees are eligible to defer a portion of their salary and the Company, at its discretion, may make a matching contribution.  In 2016, the Company made a matching contribution of up to $10,600 of each participant’s annual salary, determined by the individual’s contribution and as restricted by statutory limits.  As noted in the Summary Compensation Table below, the Company provided limited perquisites to its named executive officers in 2016, which included parking benefits.  The emphasis in the compensation program for named executive officers is on the pay-for-performance elements.

In addition, the named executive officers are also entitled to receive accrued dividends from January 1, 2016 on the share incentive compensation awards, which are payable in cash upon vesting.  Such amounts are included under the column, “All Other Compensation,” in the Summary Compensation Table.

Ownership Requirements

The Board of Directors adopted share ownership guidelines that require directors and executive officers to maintain a minimum share ownership in the Company.  See “Corporate Governance, Risk Oversight and Procedures for Shareholder Communications—Share Ownership Guidelines.”

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap.  Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to federal income taxes, if compensation did not qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. If the Company makes compensation payments subject to Section 162(m) limitations on deductibility, the Company may be required to make additional distributions to shareholders to comply with REIT distribution requirements and eliminate U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company is mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

2017 Incentive Compensation

In February 2017, the Compensation Committee established the performance metrics for the incentive compensation of the named executive officers for 2017.  The incentive compensation structure for 2017 is substantially the same as the structure of 2016 described above, except that maximum payment was increased from 150% to 175% of target, consisting of an annual cash incentive award opportunity and an additional share award opportunity, both of which are based on similar operational performance metrics used for 2016 incentive compensation—Adjusted Hotel EBITDA margin growth, Modified FFO per share, and Comparable Hotels RevPAR growth—and shareholder return metrics—shareholder return relative to a peer group and total shareholder return, but will include return over both a one-year and two-year period.  The operational performance metrics will be equally weighted and will account for 50% of the total target incentive compensation.  The shareholder return metrics will be equally weighted and account for 50% of the total target incentive compensation. It is the Compensation Committee’s intention, on a going forward basis, to pay approximately 75% of the annual incentive awards, if any, in equity under the 2014 Omnibus Incentive Plan and to have approximately 80% of each named executive officer’s total target compensation be incentive compensation.

Special Note Regarding Non-GAAP Financial Measures

This Compensation Discussion and Analysis contains certain non-GAAP financial measures which are described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures.”

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Current Members of the Compensation Committee:
Glenn W. Bunting, Chair
Daryl A. Nickel
L. Hugh Redd

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Glenn W. Bunting, Daryl A. Nickel and L. Hugh Redd.  No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  No executive officer serves or has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee and no executive officer serves or has served as a director of another entity, one of whose executive officers serves on the Compensation Committee.  Accordingly, during 2016 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Executive Compensation

The following table sets forth certain compensation information for each of the Company’s named executive officers for 2016.

Summary Compensation Table

The Summary Compensation Table reflects compensation under the executive compensation arrangements discussed above under “Compensation Discussion and Analysis.”

Name	Principal Position	Year	Salary(1)	Share Awards(2)	Non-Equity Incentive Plan Compensation(1)(3)	All Other Compensation(1)(4)	Total (5)
Glade M. Knight	Executive Chairman	2016	$350,000	$438,253	$50,505	$33,148	$871,906
		2015	350,000	358,750	380,194	42,440	1,131,384
		2014	262,797	—	679,838	242,235	1,184,870

Justin G. Knight	President and	2016	500,000	2,191,267	252,525	88,426	3,032,218
	Chief Executive Officer	2015	500,000	2,070,500	912,466	173,756	3,656,722
		2014	411,466	—	2,806,905	89,983	3,308,354

Bryan F. Peery	Executive Vice President	2016	472,500	1,035,374	119,318	58,507	1,685,699
	Chief Financial Officer	2015	472,500	968,625	513,262	99,688	2,054,075
		2014	373,024	—	1,405,019	61,307	1,839,350

Kristian M. Gathright	Executive Vice President	2016	472,500	1,035,374	119,318	63,239	1,690,431
	Chief Operating Officer	2015	472,500	968,625	513,262	99,688	2,054,075
		2014	388,280	—	1,376,530	90,225	1,855,035

David P. Buckley	Executive Vice President	2016	446,250	977,853	112,689	57,253	1,594,045
	Chief Legal Officer	2015	446,250	914,812	484,748	96,071	1,941,881
		2014	354,840	—	1,334,251	24,460	1,713,551

Nelson G. Knight(6)	Executive Vice President	2016	315,000	690,249	79,545	50,694	1,135,488
	Chief Investment Officer	2015	315,000	645,750	342,174	77,805	1,380,729
		2014	270,702	—	917,731	25,353	1,213,786

(1)
For the year ended December 31, 2014, a portion of the amounts in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns represent the Company’s allocated share of each named executive officer’s total compensation from AFM for the period from January 1, 2014 through February 28, 2014.  Effective March 1, 2014, the effective date of the Apple Seven and Eight mergers, the Company acquired all of the membership interests of AFM from A9A and assumed all of AFM’s obligations of the predecessor owners of AFM under certain prior agreements. Accordingly, effective March 1, 2014, the named executive officers were compensated directly by the Company, and includes the entire amount of compensation allocated to services provided to Apple Ten, A10A and ARG.

(2)
The amounts in this column reflect the estimated grant date fair value of the Common Shares to be issued subject to achievement of performance conditions as determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  As discussed above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Opportunity” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures,” each named executive officer participated in an incentive plan with three Company performance-based metrics and two market-based metrics.  The below table summarizes the estimated fair value of the share incentive award as of February 11, 2016 and March 2, 2015, the dates the Compensation Committee approved the plans for the performance-based incentives, and February 11, 2016 and July 7, 2015, which were the dates at which the market-based incentives were approved for 2016 and 2015, respectively.  The market-based metric approved by the Compensation Committee for 2015 was subject to the Company’s Listing and completion of its tender offer, which closed on

June 24, 2015. To estimate the fair value of the market-based award, the Company used a Monte Carlo simulation to estimate the probability of the Company’s relative return to the peer group for the applicable year as of February 11, 2016 and July 7, 2015, the effective dates of the incentive. For the Company performance-based incentives, the Company used the target as the probable incentive to be earned.

Name	Year	Market-Based Incentive	Company Performance- Based Incentive	Total Share Awards
Glade M. Knight	2016	$263,253	$175,000	$438,253
	2015	96,250	262,500	358,750
Justin G. Knight	2016	1,316,267	875,000	2,191,267
	2015	555,500	1,515,000	2,070,500
Bryan F. Peery	2016	621,936	413,438	1,035,374
	2015	259,875	708,750	968,625
Kristian M. Gathright	2016	621,936	413,438	1,035,374
	2015	259,875	708,750	968,625
David P. Buckley	2016	587,384	390,469	977,853
	2015	245,437	669,375	914,812
Nelson G. Knight	2016	414,624	275,625	690,249
	2015	173,250	472,500	645,750

Assuming the highest performance conditions were met with respect to the share awards, the grant date fair values of the share awards for 2016 would have been as follows: Mr. Glade M. Knight—$787,500; Mr. Justin G. Knight—$3,937,500; Mr. Peery—$1,860,469; Mrs. Gathright—$1,860,469; Mr. Buckley—$1,757,109; and Mr. Nelson G. Knight—$1,240,313.  The actual value of Common Shares issued are set forth above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Amounts.”  For accounting purposes, the amount subject to vesting at the end of 2017 is expensed on a pro rata basis from the date the incentive’s terms were known. Assuming the highest performance conditions were met with respect to the share awards for 2015, the grant date fair values of the share awards for 2015 would have been as follows: Mr. Glade M. Knight—$525,000; Mr. Justin G. Knight—$3,030,000; Mr. Peery—$1,417,500; Mrs. Gathright—$1,417,500; Mr. Buckley—$1,338,750; and Mr. Nelson G. Knight—$945,000.

(3)
The annual cash incentive compensation with respect to each year is paid in the following year.  See “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Opportunity,” “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures” and “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Amounts.”

(4)
Includes the portion of the health insurance, life and disability insurance, parking, and 401(k) match paid by the Company. For 2016, also includes estimated dividends on the share awards in the following amounts, of which one-third of such amounts will be paid following vesting of the common shares: Mr. Glade M. Knight—$9,550; Mr. Justin G. Knight—$47,749; Mr. Peery—$22,562; Mrs. Gathright—$22,562; Mr. Buckley—$21,308; and Mr. Nelson G. Knight—$15,041. Also includes consideration provided by A9A to certain executive officers prior to the Company becoming self-advised in March 2014 pursuant to an agreement entered into between such parties. Under this agreement, the following individuals have received (or in the case of Glade M. Knight, who is the owner of A9A, retained) consideration which was calculated based on a percentage of the advisory fees paid to A9A, as follows: for 2014 (for the period from January 1, 2014 through February 28, 2014, prior to completion of the Apple Seven and Eight mergers)—Mr. Glade M. Knight (50%); Mr. Justin G. Knight (14%); Mr. Peery (8%); and Mrs. Gathright (14%). The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A9A when considering the total outflows of cash from the

Company to A9A and to the executive officers.  Doing so would result in duplication of these amounts.  Instead, the amounts set forth below were paid directly by A9A, which is wholly-owned by Glade M. Knight, and are not in addition to the advisory fee paid to A9A.  The amounts included in this column that represent consideration to an officer from A9A were:

Name	2014
Glade M. Knight	$230,311
Justin G. Knight	64,487
Bryan F. Peery	36,850
Kristian M. Gathright	64,487
David P. Buckley	—
Nelson G. Knight	—

(5)
For the year ended December 31, 2014, the amounts in the Total column represent the Company’s allocated share of each named executive officer’s total compensation from AFM, plus the consideration provided by A9A to the officer, in each case, for the period from January 1, 2014 through February 28, 2014 as discussed in Note 4 above, as well as the salary and bonus amounts subsequent to February 28, 2014 through December 31, 2014, and the other compensation as discussed in Note 4 above.

(6)	Mr. Nelson Knight became Executive Vice President and Chief Investment Officer on May 15, 2014 and became a named executive officer beginning with the fiscal year ended December 31, 2014.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of awards made to the named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan-Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Awards(3)
Glade M. Knight	February 11, 2016	$87,500	$175,000	$262,500	$—	$—	$—	$—
	February 11, 2016	—	—	—	262,500	525,000	787,500	438,253
Justin G. Knight	February 11, 2016	437,500	875,000	1,312,500	—	—	—	—
	February 11, 2016	—	—	—	1,312,500	2,625,000	3,937,500	2,191,267
Bryan F. Peery	February 11, 2016	206,719	413,438	620,156	—	—	—	—
	February 11, 2016				620,156	1,240,312	1,860,469	1,035,374
Kristian M. Gathright	February 11, 2016	206,719	413,438	620,156	—	—	—	—
	February 11, 2016	—	—	—	620,156	1,240,312	1,860,469	1,035,374
David P. Buckley	February 11, 2016	195,234	390,469	585,703	—	—	—	—
	February 11, 2016	—	—	—	585,703	1,171,406	1,757,109	977,853
Nelson G. Knight	February 11, 2016	137,813	275,625	413,438	—	—	—	—
	February 11, 2016	—	—	—	413,438	826,875	1,240,313	690,249

(1)
These columns show the range of potential payouts for 2016 performance under the Company’s annual cash incentive compensation for the named executive officers as described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Opportunity” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.”

(2)
These columns show the range of potential payouts for 2016 performance under the Company’s share incentive compensation for the named executive officers as described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Opportunity” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.”  If the performance conditions are met, the Company pays these awards in Common Shares, with the value of the Common Shares equal to the dollar amount of the payouts as set forth in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Incentive Compensation.”

(3)
The amounts in this column reflect the grant date fair value of the Common Shares to be issued subject to achievement of performance conditions as determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  See Note 2 to the Summary Compensation table above for additional information on the determination of the fair value of the Common Shares. The actual value of Common Shares to be issued are set forth above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Incentive Compensation Award Amounts.”

2016 Option Exercises and Stock Vested

The following table sets forth the number of Common Shares that vested for each of our named executive officers during 2016 and the value realized by these officers upon such vesting. The Company has not granted any options to its officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Glade M. Knight	9,567	$191,149
Justin G. Knight	55,217	$1,103,236
Bryan F. Peery	25,832	$516,123
Kristian M. Gathright	25,832	$516,123
David P. Buckley	24,397	$487,452
Nelson G. Knight	17,221	$344,076

(1)	Consists of restricted Common Shares issued in March 2016 (with respect to 2015 performance) that were earned as of December 31, 2015 and vested December 31, 2016.
(2)	The value upon vesting is calculated by multiplying the number of Common Shares vested on each vesting date by the closing price of the Common Shares on the NYSE on such date.

Compensation Plans

Executive Severance Plan

On May 29, 2014, the Board of Directors, upon recommendation of the Compensation Committee, approved the Apple Hospitality REIT, Inc. Executive Severance Pay Plan (the “Severance Plan”). Each of the named executive officers of the Company are participants in the Severance Plan.

The Severance Plan generally provides severance or income protection benefits to participants in the event of their termination in connection with certain changes in control of the Company, including (subject to certain exceptions) (i) the acquisition by any person of securities having 20% or more of the combined voting power of the Company’s outstanding securities other than as a result of an issuance of securities initiated by the Company or open market purchases approved by the Board, or (ii) when, as the result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions (each such event, a “Change in Control”).

If a participant in the Severance Plan is terminated during the one-year period commencing on the date of a Change in Control by the Company other than for Cause (as defined in the Severance Plan) or by a participant for Good Reason (as defined in the Severance Plan), such participant will be entitled to receive a lump sum cash payment equal to the sum of (i) to the extent not previously paid, his or her salary and any accrued paid time off through the date of termination, (ii) to the extent not previously paid, his or her Annual Bonus as defined in the Severance Plan, prorated for the number of days he or she worked during the year in which the termination occurred, and (iii) 2.5 times the sum of (x) his or her Annual Bonus as defined in the Severance Plan and (y) his or her annualized base salary based on the highest monthly base salary paid or payable in any month of the 12-month period immediately preceding the month in which the Change in Control occurred. Participants will also generally be entitled to receive additional benefits, including the following: (i) accelerated vesting of any and all stock incentive awards, (ii) welfare benefits (including, without limitation, medical, dental, health, disability, individual life and group life insurance benefits) for the participant and his or her family for the one-year period following termination, (iii) payment by the Company of the full premium for continuation of insurance benefits under COBRA for up to 12 months following termination, (iv) payment by the Company of life insurance premiums for 12 months if the participant elects to convert any group term life insurance to an individual policy, and (v) payment by the Company of up to $15,000 in reasonable fees and costs charged by a nationally recognized outplacement firm.

Subject to certain exceptions, in the event that, upon or immediately after a Change in Control, a participant is offered a position with a title, responsibilities and compensation reasonably comparable to the title, responsibilities and compensation of such participant with the Company preceding the Change in Control at the successor to the Company, and the participant does not accept such position, the participant will not be entitled to any of the benefits described above. If the participant accepts such position, he or she will conclusively be deemed not to have been terminated.

The Company also adopted severance plans applicable to all other employees of the Company.

2014 Omnibus Incentive Plan
In May 2014, the Board of Directors approved the Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan, and in May 2015, the shareholders approved the 2014 Omnibus Incentive Plan. The 2014 Omnibus Incentive Plan permits the grant of awards of stock options, stock appreciation rights (“SARs”), restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards to any employee, officer, or director of the Company or an affiliate of the Company, a consultant or adviser currently providing services to the Company or an affiliate of the Company, or any other person whose participation in the 2014 Omnibus Incentive Plan is determined by the Compensation Committee of the Board of Directors to be in the best interests of the Company.

In addition to the payments and benefits provided pursuant to the terms of the Executive Severance Plan described above, the named executive officers also receive additional benefits under the 2014 Omnibus Incentive Plan upon a Change in Control as defined under the 2014 Omnibus Incentive Plan. If the Company experiences a Change in Control in which outstanding awards will not be assumed or continued by the surviving entity: (i) all restricted stock and stock units will vest and the underlying shares will be delivered immediately before the Change in Control, and (ii) at the Compensation Committee’s discretion either (x) all options and SARs will become exercisable 15 days before the Change in Control and terminate upon the consummation of the Change in Control, or (y) all options, SARs, restricted stock and stock units will be canceled and cashed out in connection with the Change in Control for an amount in cash or securities having a value, in the case of restricted stock or stock units, equal to the formula or fixed price per share paid to the shareholders pursuant to such Change in Control and, in the case of options or SARs, equal to the product of the number of shares subject to such options or SARs multiplied by the amount, if any, by which the formula or fixed price per share paid to shareholders pursuant to such Change in Control exceeds the exercise price applicable to such shares. In the event the option exercise price or SAR exercise price of an award exceeds the price per share paid to shareholders in the Change in Control, such options and SARs may be terminated for no consideration. In the case of performance-based awards, if at least half of the performance period has lapsed, the Compensation Committee will determine the actual performance to date as of a date reasonably proximal to the date of the consummation of the Change in Control, and such level of performance will be treated as achieved immediately prior to the occurrence of the Change in Control. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance-based awards will be treated as though target performance has been achieved.

A Change in Control under the 2014 Omnibus Incentive Plan means the occurrence of any of the following:

(a)
a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the voting stock of the Company, on a fully diluted basis;

(b)
individuals who, on the date on which the 2014 Omnibus Incentive Plan was adopted, constitute the Board of Directors (together with any new directors whose election or nomination for election was approved by a vote of at least a majority of the members of such Board of Directors who either were members of such Board of Directors on the date on which the 2014 Omnibus Incentive Plan was adopted or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the members of such Board of Directors then in office;

(c)
the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction;

(d)
there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

(e)	the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

No Tax Gross-Up Payments

The Company does not provide, and no named executive officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance or other benefits provided by the Company.

Potential Payments upon Termination or Change in Control

The compensation payable to the Company’s named executive officers upon (i) termination of the executive without Cause or by the executive for Good Reason within one year of a Change in Control pursuant to the Severance Plan and (ii) a Change in  Control, regardless of a corresponding termination, pursuant to the 2014 Omnibus Incentive Plan is, in each case, set forth above in the section entitled “—Compensation Plans.” The compensation payable to the named executive officers upon such terminations or Change in Control will be paid in a single lump sum. All of the benefits payable upon termination pursuant to the Severance Plan are conditioned upon the executive’s execution of a general release of claims.

The following table summarizes the cash payments and estimated equivalent cash value of benefits that would have been provided to the named executive officers under the terms of the 2014 Omnibus Incentive Plan and the Severance Plan upon a termination or Change in Control as of December 31, 2016, and thus reflects amounts earned through such time and estimates of the amounts which would be paid to the named executive officer as of December 31, 2016.  The actual amounts to be paid can only be determined at the time of the termination or Change in Control.

	Termination	No Termination
Name/Payment of Benefit	Without Cause/ For Good Reason Upon or Within One Year of a Change of Control(1)	Change in Control (2)
Glade M. Knight
Cash Severance	$3,079,830	—
Acceleration of Equity Awards	—	—
Justin G. Knight
Cash Severance	10,492,685	—
Acceleration of Equity Awards	—	—
Bryan F. Peery
Cash Severance	5,742,593	—
Acceleration of Equity Awards	—	—
Kristian M. Gathright
Cash Severance	5,742,593	—
Acceleration of Equity Awards	—	—
David P. Buckley
Cash Severance	5,425,256	—
Acceleration of Equity Awards	—	—
Nelson G. Knight
Cash Severance	3,838,311	—
Acceleration of Equity Awards	—	—

(1)
Amounts assume that equity awards under the 2014 Omnibus Incentive Plan are not assumed or continued by the surviving entity in the Change in Control and, therefore, that such awards vest in full upon the Change in Control.  Amounts also include incentive compensation for 2016 that had not been paid at December 31, 2016 (see Summary Compensation Table for further information).

(2)
Consists solely of acceleration of equity awards if the awards are not assumed or continued by the surviving entity. Amounts assume that equity awards under the 2014 Omnibus Incentive Plan are not assumed or continued by the surviving entity in the Change in Control and, therefore, that such awards vest in full upon the Change in Control.  As of December 31, 2016, the named executive officers did not own any restricted Common Shares under the 2014 Omnibus Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, have filed reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership. The Company believes that during 2016 each of its officers, directors and holders of more than 10% of the Company’s outstanding Common Shares complied with the applicable filing requirements.

In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission and a review of Statements on Schedule 13G filed with the Securities and Exchange Commission.

Other Matters for the 2017 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Equity Compensation Plan Information

The Company’s Board of Directors adopted and the Company’s shareholders approved the 2014 Omnibus Incentive Plan, which provides for the issuance of up to 10 million Common Shares, subject to adjustments, to employees, officers, and directors of the Company or affiliates of the Company, consultants or advisers currently providing services to the Company or affiliates of the Company, and any other person whose participation in the 2014 Omnibus Incentive Plan is determined by the Compensation Committee to be in the best interests of the Company. The Company’s Board of Directors previously adopted and the Company’s shareholders approved the Directors’ Plan to provide incentives to attract and retain directors. In May 2015, the Directors’ Plan was terminated effective upon the Listing, and no further grants can be made under the Directors’ Plan, provided however, that the termination did not affect any outstanding director option awards previously issued under the Directors’ Plan.

The following is a summary of securities issued under the Company’s equity compensation plans as of December 31, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	1,055,379	$21.70	10,617,918
Equity compensation plans not approved by security holders	—	—	—
Total equity compensation plans	1,055,379	$21.70	10,617,918

(1)
Represents 852,338 stock options granted to the Company’s directors under the Directors’ Plan and 203,041 stock options granted under the 2014 Omnibus Incentive Plan in exchange for all of Apple Ten’s outstanding stock options as a result of the A10 merger effective September 1, 2016.

Matters to be Presented at the 2018 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2018 Annual Meeting of Shareholders must submit such proposal for inclusion in the proxy statement and proxy card to the Company at its principal office in Richmond, Virginia, by no later than December 6, 2017.

In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement or nominees to the Board, to be brought before an annual meeting of shareholders.  In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1st or later than May 31st in such year.  The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.  Therefore, assuming the Company’s 2018 Annual Meeting is held in May 2018, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2018, but no later than February 28, 2018.

Householding of Proxy Materials

 Some banks, brokers and other record holders of Common Shares may participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. The Company will promptly deliver a separate copy of any of those documents to you if you write to the Company at Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219, Attn: Ms. Kelly Clarke, Investor Relations Department or call (804) 344-8121. If you want to receive separate copies of the Company’s proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should send your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-866-540-7095) or you may contact the Company at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2017
This proxy statement and the Annual Report are available at http://materials.proxyvote.com/03784Y. In addition, shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

By Order of the Board of Directors

David Buckley
Secretary

April 5, 2017

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY VOTING TO AVOID COSTLY SOLICITATION.  YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY PROMPTLY TRANSMITTING YOUR VOTING INSTRUCTIONS ONLINE OR BY PHONE OR BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

Exhibit A
Proposed Amended and Restated Charter

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

APPLE HOSPITALITY REIT, INC.~~, AS AMENDED~~

ARTICLE I
 NAME

The name of the corporation (the “Corporation”) is Apple Hospitality REIT, Inc.

ARTICLE II
 PURPOSE

The Corporation is organized for the purpose of operating as a “real estate investment trust,” as defined in the Internal Revenue Code of 1986, as the same may be amended from time to time (the “Code”), and to acquire, own, operate, manage, lease, finance, refinance, dispose of and otherwise deal with real property (and personal property incidental thereto), and shall have the power to conduct all lawful activities incidental or related thereto, and to engage in any lawful business.

ARTICLE III
AUTHORIZED SHARES

3.1          Number and Designation.  The number and designation of shares that the Corporation shall have authority to issue are as follows:

Class                                                                      Number of Shares
Common                                                              800,000,000
Preferred                                                              ~~430,480,000~~30,000,000

The Common Shares and the Preferred Shares shall have no par value per share. The Preferred Shares may be issued from time to time in one or more series. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation (“Articles of Amendment”), may fix in whole or in part the preferences, limitations, and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the Preferred Shares prior to the issuance of any shares of that series.

3.2          Preemptive Rights.  No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of the Corporation of any class, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

3.3          Debt Securities.  The Board of Directors may, in its discretion, authorize and issue any notes, bonds, debentures or other obligations of the Corporation, including any obligations maturing more than one year after the date of issuance thereof, whether or not secured by assignment, pledge or mortgage of any property of the Corporation, on such terms and at such prices as the Board of Directors in its sole discretion determines.

ARTICLE IV
 COMMON SHARES

4.1          Voting Rights.  The holders of the outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of preferred shares, or (ii) as may be required by law.

4.2          Distributions.  The Board of Directors shall have the authority to declare dividends from funds available for such purposes under the Virginia Stock Corporation Act and shall declare such dividends to the extent necessary to ensure the Corporation’s qualification as a real estate investment trust under the Code.  Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to dividends or rights in liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Common Shares shall be entitled to receive, if, when and as declared by the Board of Directors, dividends and distributions of the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

~~ARTICLE IVA~~
~~RECLASSIFICATION OF COMMON SHARES UPON LISTING~~

~~Immediately prior to, but subject to the effectiveness of, the initial listing of Common Shares on a national securities exchange (the “Listing”), all Common Shares issued and outstanding immediately prior to the date of the Listing (the “Listing Date”) shall be reclassified into a smaller number of such shares on the Listing Date in accordance with the following provisions of this Article IVA:~~

~~4.1A    Reclassification to Reduce Outstanding Common Shares.  Each Common Share issued and outstanding immediately prior to the Listing Date shall, on the Listing Date, automatically and without any action on the part of the holder thereof, be reclassified into one-half (½) of such Common Share. Such reclassified Common Shares shall have the same respective voting rights, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions set forth in these Articles of Incorporation immediately prior to the Listing Date with respect to Common Shares issued and outstanding immediately prior to the Listing Date. Such reclassified Common Shares shall be issued in fractions of one-thousandth of a share (rounded to integral multiples thereof). For the avoidance of doubt, the reclassification of Common Shares under this Section 4.1A shall not affect the total number of Common Shares the Corporation is authorized to issue under Section 3.1 of these Articles of Incorporation.~~

~~4.2A    Surrender of Certificates. From and after the Listing Date, a holder of Common Shares in certificated form that were issued and outstanding immediately prior to the Listing Date shall not be entitled to receive distributions or to vote or to exercise any other rights as a shareholder until the holder’s certificate(s) representing such Common Shares are surrendered in exchange for one or more certificates representing the new number of Common Shares into which such Common Shares were reclassified. Upon such surrender, all distributions not paid because of this provision shall be paid without interest.~~

ARTICLE V
~~PREFERRED SHARES~~

~~5.1 Series A Preferred Shares.  There are hereby designated Four Hundred Million (400,000,000) Series A Preferred Shares, no par value (the “Series A Preferred Shares”).  The Series A Preferred Shares shall have the following preferences, limitations and relative rights:~~

~~(a) Relationship to Common Shares.  For each Common Share issued (except upon conversion of the Series B Convertible Preferred Shares into Common Shares pursuant to Section 5.2(e)), each recipient will, in addition, receive one of the Series A Preferred Shares.  No additional amount is due for each Series A Preferred Share that accompanies each Common Share.  If the Corporation shall (i) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (ii) combine its outstanding Common Shares into a smaller number of shares, the Series A Preferred Shares will be adjusted accordingly~~

~~so that the ratio of Common Shares to Series A Preferred Shares will always remain one to one so long as the Series A Preferred Shares remain outstanding.  A Series A Preferred Share shall not be separately tradable from each Common Share to which it relates.~~

~~(b) Liquidation.  In the event of liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series A Preferred Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $11.00 per Series A Preferred Share as reduced by the amount of any Special Dividend, as such amount may be adjusted to reflect any and all adjustments made to the Common Shares, including but not limited to, any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like, and no more, before any distribution or payment shall be made to the holders of any other shares of the Corporation.  The balance of such assets, if any, shall be paid to the holders of the shares of the Corporation ranking junior to the Series A Preferred Shares as to rights in liquidation, according to their respective rights.~~

~~In the event the Corporation declares and pays one or more Special Dividends, the liquidation payment of $11.00 per Series A Preferred Share shall be reduced by the aggregate amount of such Special Dividends.  For the purposes set forth in the preceding language of this Section 5.1(b), neither the consolidation of the Corporation with, nor the merger of the Corporation into, any other corporation, nor the lease of all, or substantially all, of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation.  If the net assets of the Corporation are insufficient to pay to the holders of the Series A Preferred Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Series A Preferred Shares.~~

~~(c) Distributions.  Other than the distribution to the holders of the Series A Preferred Shares pursuant to Section 5.1(b), the holders of the Series A Preferred Shares shall have no other distribution rights associated with such shares.~~

~~(d) Voting Rights.~~

~~(i) Except for the voting rights expressly conferred by this Section 5.1(d), and except to the extent provided by law, the holders of the outstanding Series A Preferred Shares shall not be entitled (x) to vote on any matter, or (y) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.~~

~~(ii) The affirmative vote of the holders of more than two-thirds of the outstanding Series A Preferred Shares shall be required for (x) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Series A Preferred Shares or the holders thereof (it being understood that an increase in the number of directors of the Corporation is not such an adverse change), or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A Preferred Shares as to rights in liquidation.~~

~~(iii) Whenever the holders of Series A Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (ii) of this Section 5.1(d), the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.~~

~~(iv) Notwithstanding anything to the contrary in paragraph (ii) or (iii) of this Section 5.1(d), the only vote of the Series A Preferred Shares required to approve any~~

~~matter described in Section 8.2 (including any amendment, alteration or repeal of any provision of the Articles of Incorporation in connection therewith) as to which the Series A Preferred Shares are required by law to vote as a separate voting group shall be the affirmative vote of a majority of all the votes entitled to be cast by that voting group, with each share having one vote.~~

~~(e) Conversion.  The Series A Preferred Shares shall have no conversion rights.~~

~~(f) Termination.  The Series A Preferred Shares shall terminate and have no liquidation preference or any other rights (and no further Series A Preferred Shares shall be issued) (i) upon the conversion of all the Series B Convertible Preferred Shares into Common Shares in accordance with Section 5.2(e) or (ii) in the event the Corporation pays one or more Special Dividends in an aggregate amount which causes the liquidation payment of a Series A Preferred Share to be zero in accordance with Section 5.1(b).~~

~~5.2 Series B Convertible Preferred Shares.  There are hereby designated Four Hundred Eighty Thousand (480,000) Series B Convertible Preferred Shares, no par value (the “Series B Convertible Preferred Shares”).  The Series B Convertible Preferred Shares shall have the following preferences, limitations and relative rights:~~

~~(a) Dividends.~~

~~(i) The holders of the outstanding Series B Convertible Preferred Shares shall not be entitled to receive dividends on such Series B Convertible Preferred Shares.~~

~~(b) Voting Rights.~~

~~(i) Except for the voting rights expressly conferred by this Section 5.2(b), and except to the extent provided by law, the holders of the outstanding Series B Convertible Preferred Shares shall not be entitled (x) to vote on any matter, or (y) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.~~

~~(ii) The affirmative vote of the holders of more than two-thirds of the outstanding Series B Convertible Preferred Shares shall be required for (x) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Series B Convertible Preferred Shares or the holders thereof (it being understood that an increase in the number of directors of the Corporation is not such an adverse change), or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B Convertible Preferred Shares as to rights in liquidation.~~

~~(iii) Whenever the holders of Series B Convertible Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (ii) of this Section 5.2(b), the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.~~

~~(iv) Notwithstanding anything to the contrary in paragraph (ii) or (iii) of this Section 5.2(b), the only vote of the Series B Convertible Preferred Shares required to approve any matter described in Section 8.2 (including any amendment, alteration or repeal of any provision of the Articles of Incorporation in connection therewith) as to which the Series B Convertible Preferred Shares are required by law to vote as a separate voting group shall be the affirmative vote of a majority of all the votes entitled to be cast by that voting group, with each share having one vote.~~

~~(c) Redemption.  The Corporation may not redeem all or any portion of the outstanding Series B Convertible Preferred Shares.~~

~~(d) Liquidation.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, subject to the rights of the holders of the Series A Preferred Shares, the holders of the outstanding Series B Convertible Preferred Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $11.00 per number of Common Shares each Series B Convertible Preferred Share would be convertible into according to the formula contained in Section 5.2(e)(i) (as such amount may be adjusted to reflect any and all adjustments made to the Common Shares, including but not limited to, any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like), and no more, before any distribution or payment shall be made to the holders of any shares of the Corporation ranking junior to the Series B Convertible Preferred Shares.  For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, nor the lease of all, or substantially all, of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation.  The cash payment conferred by this Section 5.2(d) to the holders of the Series B Convertible Shares will be made only to the extent the Series B Convertible Preferred Shares have not been previously converted.  If the net assets of the Corporation are insufficient to pay to the holders of the Series B Convertible Preferred Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Series B Convertible Preferred Shares and the holders of other preferred shares, if any, ranking on a parity with the Series B Convertible Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled.  After the payment of (i) the full liquidation preference of the Series A Preferred Shares set forth in Section 5.1(b) above and (ii) the full liquidation preference of the Series B Convertible Preferred Shares set forth in this section 5.2(d), the remaining net assets of the Corporation, if any, shall be distributed ratably to the holders of Common Shares and Series B Convertible Preferred Shares on an as-if-converted to Common Shares basis.~~

~~(e) Conversion.~~

~~(i) Each holder of outstanding Series B Convertible Preferred Shares shall have the right to convert any of such shares into Common Shares of the Corporation upon and for 180 days following the occurrence of either of the following events (each a “Triggering Event”): (x) the sale or transfer of substantially all of the Corporation’s assets, shares or business, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the affairs of the Corporation, (y) the termination or expiration without renewal of the Advisory Agreement with the Advisor, or if the Corporation ceases to use the Property Broker to provide property acquisition and disposition services, or (z) the listing of the Common Shares on a national exchange or quotation system or in any established market.~~

[~~Remainder of this page intentionally left blank~~RESERVED]

~~Upon the occurrence of any Triggering Event, each Series B Convertible Preferred Share may be converted into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the public offering or offerings of the Corporation’s Common Shares made by a Prospectus according to the following table:~~

~~Gross Proceeds Raised from Sales of Units through Date of Conversion~~	~~Number of Common Shares through Conversion of One Series B Convertible Preferred Share~~
~~$ 50 million~~	~~0.46160~~
~~$100 million~~	~~0.92321~~
~~$200 million~~	~~1.83239~~
~~$300 million~~	~~3.19885~~
~~$400 million~~	~~4.83721~~
~~$500 million~~	~~6.11068~~
~~$600 million~~	~~7.29150~~
~~$700 million~~	~~8.49719~~
~~$800 million~~	~~9.70287~~
~~$900 million~~	~~10.90855~~
~~$1 billion~~ 	~~12.11423~~
~~$1.1 billion~~	~~13.31991~~
~~$1.2 billion~~	~~14.52559~~
~~$1.3 billion~~	~~15.73128~~
~~$1.4 billion~~	~~16.93696~~
~~$1.5 billion~~	~~18.14264~~
~~$1.6 billion~~	~~19.34832~~
~~$1.7 billion~~	~~20.55400~~
~~$1.8 billion~~	~~21.75968~~
~~$1.9 billion~~	~~22.96537~~
~~$2 billion~~ 	~~24.17104~~

~~In the event that after raising gross proceeds of $2 billion in the public offering or offerings of the Corporation’s Common Shares by a Prospectus, the Corporation engages in additional public offerings or offering of the Corporation’s Common Shares made by a Prospectus, then upon the occurrence of any Triggering Event, each Series B Convertible Preferred Share may be converted into an additional number of Common Shares based upon the gross proceeds raised through the date of conversion (the “Additional Gross Proceeds”) in that additional public offering or offerings according to the following formula:~~

~~(X/100 million) x 1.20568, where X is the Additional Gross Proceeds rounded down to the nearest 100 million.~~

~~(ii) Each holder of outstanding Series B Convertible Preferred Shares may exercise the conversion right provided in paragraph (e)(i) above as to all or any portion of the shares he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation or at such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if so required), or if such shares are not evidenced by a certificate or certificates, a written notice of election, accompanied in either such case by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security or other tax identification number) in which the Common Shares are to be issued.  Conversion shall be deemed to have been effected on the date (the “Conversion Date”) when such delivery is made.  As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of Common Shares to which he is entitled (or shall cause such Common Shares to be duly issued as required herein, if the Common Shares are uncertificated).  The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record on the Conversion Date, unless~~

~~the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open; but the Conversion Ratio shall be that in effect on the Conversion Date.  The Corporation may issue fractional Common Shares upon conversion of Series B Convertible Preferred Shares.~~

~~(iii) The issuance of Common Shares on conversion of outstanding Series B Convertible Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series B Convertible Preferred Shares converted, and the Corporation shall not be required to issue or deliver any certificate for Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.~~

~~(iv) The term “Fair Market Value” of one Common Share, as used in this Section 5.2(e) shall, if the Common Shares are traded in the over-the-counter market, be deemed to be the mean between the bid and asked prices on the date the value is required to be determined, as reported by NASDAQ or any similar service, and if the Common Shares are listed and traded on a national stock exchange, be deemed to be the closing price of the Common Shares for such day derived from the New York Stock Exchange Composite Tape or any similar service; provided, however, that if the Common Shares are not traded on that date, then the Fair Market Value shall be determined, in the manner set forth above, on the most recent preceding business day on which the Common Shares were traded; provided further, however, that if the Fair Market Value of the Common Shares cannot be determined in accordance with the foregoing provisions (for example, if the Common Shares are not traded), the Fair Market Value of the Common Shares shall be determined in good faith by the Corporation’s Board of Directors.  The term “Conversion Ratio,” as used herein, shall mean, as of any date, the number of Common Shares into which each Series B Convertible Preferred Share is convertible on that date.  The initial Conversion Ratio shall be as set forth in Section 5.2(e)(i), but shall be adjusted as described below.~~

~~(v) The Conversion Ratio shall be subject to the following adjustments:~~

~~(A) If the Corporation shall (y) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (z) combine its outstanding Common Shares into a smaller number of shares, the Conversion Ratio shall be adjusted so that the holder of any Series B Convertible Preferred Shares surrendered for conversion after such event shall be entitled to receive the same aggregate number of Common Shares that he would have been entitled to receive had such shares been converted immediately prior to any such event and such event had then occurred.~~

~~(B) If the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share which is less than the Current Market Value per share (as hereinafter defined) on the record date mentioned below, the Conversion Ratio shall be adjusted to an amount determined by multiplying the Conversion Ratio in effect immediately prior to the issuance of such rights, warrants or options by a fraction, (y) the numerator of which shall be the number of Common Shares outstanding at the close of business on~~

 ~~the date of issuance of such rights, warrants or options plus the number of additional Common Shares offered for subscription pursuant to such rights, warrants or options and (z) the denominator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of Common Shares which the aggregate exercise price of all such rights, warrants or options would purchase at such Current Market Value.  Such adjustment shall be retroactively effective to the time immediately after the record date for the determination of the shareholders entitled to receive such rights, warrants or options.  For the purposes of this Section 5.2(e)(v), the “Current Market Value” per Common Share on any date shall be deemed to be the average of the Fair Market Value of one Common Share (as defined in Section 5.2(e)(iv)) on each of the 20 consecutive trading days commencing 40 trading days before such date (a trading day being a day on which securities are traded in the over-the-counter market or, if the Common Shares are then listed on any national stock exchange, on such exchange), and if the Common Shares are not then traded, the Fair Market Value of one Common Share (as determined under Section 5.2(e)(iv)) as of the date in question.~~

~~(C) If the Corporation shall make a distribution to all holders of its Common Shares of evidences of its indebtedness or assets (excluding dividends paid in cash out of funds available for dividends in accordance with applicable law), or rights, warrants or options to subscribe for or purchase securities of the Corporation (other than those referred to in subparagraph (B) of this Section 5.2(e)(v)), the Conversion Ratio immediately prior to such distribution shall be adjusted to an amount determined by multiplying such Conversion Ratio by a fraction, (y) the numerator of which shall be the Current Market Value of one Common Share (as defined in subparagraph (B) of this Section 5.2(e)(v)), and (z) the denominator of which shall be the Current Market Value of one Common Share on the next full business day after the record date fixed for the determination of the shareholders entitled to such distribution less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness, assets, or the rights, warrants or options, distributed which is applicable to one Common Share.  Such adjustment shall be retroactively effective to a time immediately after such record date.~~

~~(vi) Notwithstanding any of the foregoing provisions of this Section 5.2(e), no adjustment of the Conversion Ratio shall be made (i) if the Corporation shall issue Common Shares or rights, warrants or options to purchase Common Shares pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or directors of the Corporation or its Subsidiaries adopted or approved as required by law at any time or, (ii) in respect of any right granted by the Corporation to all holders of its Common Shares to purchase Common Shares at a discount from their Current Market Value by the reinvestment of dividends paid on its Common Shares.~~

~~(vii) If any Series B Convertible Preferred Shares are converted into Common Shares after the record date for the occurrence of any of the events described in subparagraphs (A), (B) or (C) of Section 5.2(e)(v) but before the occurrence of such event, the Corporation may defer, until the occurrence of such event, issuing to the holder of Series B Convertible Preferred Shares so converted the Common Shares which he is entitled to receive because of the adjustments required pursuant to any such subparagraph.~~

~~(viii) Whenever there is a required adjustment to the Conversion Ratio, such adjustment shall be made to the Conversion Ratio applicable to each step in the formula set forth in Section 5.2(e)(i) so that the adjustment given effect at the time of conversion is applied to the Conversion Ratio applicable to the amount of gross proceeds raised through the date of conversion.  Anything in this Section 5.2(e) to the contrary notwithstanding, no adjustment to the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 0.00001 in such ratio; provided, however, that any adjustments which by reason of this Section 5.2(e) are not required to be made shall be carried forward and taken into account in making subsequent adjustments.  All calculations under this Section 5.2(e) shall be made to the nearest 0.000001.~~

~~(ix) Whenever the Conversion Ratio is adjusted pursuant to this Section 5.2(e), the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent, if any, for the Series B Convertible Preferred Shares, a statement, signed by the Chairman or President of the Corporation showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Ratio, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of outstanding Series B Convertible Preferred Shares stating that such adjustment has been made and setting forth the adjusted Conversion Ratio.~~

~~(x) In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization, the Corporation or the successor or purchasing business entity shall provide (i) that the holder of each Series B Convertible Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation or merger by a holder of the number of Common Shares of the Corporation into which such Series B Convertible Preferred Shares might have been converted, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 5.2(e).  The provisions of this paragraph (x) of this Section 5.2(e) shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.~~

~~(xi) Common Shares issued on conversion of Series B Convertible Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation.  The Corporation shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Series B Convertible Preferred Shares, such number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Series B Convertible Preferred Shares.~~

~~(xii) Series B Convertible Preferred Shares converted as provided herein shall not again become available for issuance.~~

ARTICLE VI
LIMIT ON LIABILITY AND INDEMNIFICATION

6.1          Limit on Liability.  In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of the Corporation shall not be liable to the Corporation or its shareholders.

6.2          Mandatory Indemnification.  The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Corporation or by or on behalf of its shareholders) because such individual is or was a director or officer of the Corporation or of any legal entity controlled by the Corporation, or is or was a fiduciary of any employee benefit plan established at the direction of the Corporation, against all liabilities and reasonable expenses incurred by him on account of the proceeding, provided that the directors of the Corporation (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of the Corporation, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law.  Before any indemnification is paid, a determination shall be made that indemnification is permissible in the circumstances because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above.  Such determination shall be made in the manner provided by Virginia law for determining that indemnification of a director is permissible, provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person.  Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any person named above upon receipt of an undertaking from him to repay the same if it is ultimately determined that such individual is not entitled to indemnification.  The Corporation is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions of this Section 6.2.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of an alleged violation of federal or state securities laws associated with the public offering of the Common Shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

6.3          Miscellaneous.  The rights of each person or entity entitled to indemnification under this Article shall inure to the benefit of such person’s or entity’s heirs, executors, administrators, successors or assigns.  Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation, and indemnification under policies of insurance purchased and maintained by the Corporation or others.  However, no person or entity shall be entitled to indemnification by the Corporation to the extent such person or entity is indemnified by another, including an insurer.

6.4          Amendments.  No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person or entity arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ARTICLE VII
 BOARD OF DIRECTORS

~~The number of directors of the Corporation shall be fixed in the bylaws.  The number of directors shall be divided into three groups with each group containing one third of the total, as~~

~~nearly equal in number as possible.  The terms of the directors in the first group shall expire at the first annual meeting of shareholders.  The terms of the directors in the second group shall expire at the second annual meeting of shareholders and the terms of directors in the third group shall expire at the third annual meeting of shareholders.  At each annual meeting of shareholders, one group of directors shall be elected for a term of three years to succeed those whose terms expire.~~

7.1          Terms of Directors.   The number of directors of the Corporation shall be determined in accordance with the Bylaws.  Until the 2019 annual meeting of shareholders, the directors of the Corporation shall be divided into three classes, each consisting of approximately one-third of the total number of directors. At the 2017 annual meeting of shareholders, the directors who shall be elected at the 2017 annual meeting to fill the directorships held by directors whose terms expire at the 2017 annual meeting shall be elected for one-year terms expiring at the 2018 annual meeting of shareholders; at the 2018 annual meeting of shareholders, the directors who shall be elected at the 2018 annual meeting to fill the directorships held by directors whose terms expire at the 2018 annual meeting shall be elected for one-year terms expiring at the 2019 annual meeting of shareholders; at the 2019 annual meeting of shareholders, the terms of all directors shall expire and at such annual meeting and at each annual meeting thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting. From and after the 2019 annual meeting of shareholders, the directors shall no longer be divided into classes. Each director elected at the 2017 annual meeting of shareholders shall serve a one-year term as provided in this Article VII notwithstanding that the Articles effecting these amendments to declassify the Board of Directors as provided herein may be filed with the Virginia State Corporation Commission after the 2017 annual meeting of shareholders at which such director was elected and these amendments were adopted by the shareholders.

ARTICLE VIII
AMENDMENT OF ARTICLES
SHAREHOLDER VOTE ON CERTAIN MATTERS

8.1          Amendment of Articles.  Except as may be otherwise required by law or these Articles with respect to any outstanding series of Preferred Shares, these Articles ~~(other than Article VII)~~ may be amended at any time, and from time to time, upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation.  ~~Article VII of these Articles may be amended at any time, and from time to time, upon the vote of the holders of more than two-thirds of the issued and outstanding Common Shares of the Corporation~~.

8.2          Votes on Certain Matters.  The Corporation’s shareholders, by vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation and a majority of the votes entitled to be voted by any other voting group required by law to vote thereon as a separate voting group, may vote to approve a plan of merger, share exchange or dissolution, or to sell, lease, exchange, or otherwise dispose of all, or substantially all, of the Corporation’s property otherwise than in the usual and regular course of business.

8.3          Amendment of Bylaws.  From and after the effectiveness of the initial listing of Common Shares on a national securities exchange, the Bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any time, and from time to time, (i) by the Board of Directors or (ii) upon the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation, and the shareholders in amending, repealing or adopting a bylaw may, except as prohibited by applicable law, expressly provide that the Board of Directors may not amend, repeal or reinstate that bylaw.

ARTICLE IX
~~DEFINITIONS AND~~ INTERPRETATIONS

~~9.1 Definitions.  As used in these Articles, unless the context otherwise requires, the following terms shall have the following meanings:~~

~~“Advisor” means the company with which the Corporation first enters into an advisory agreement (and any successor in interest to such company, which is an affiliate of such company).~~

~~“Advisory Agreement” means the Advisory Agreement between the Corporation and the Advisor, as it may be in effect from time to time.~~

~~“Property Broker” means the company with which the Corporation first enters into a property acquisition/disposition agreement (and any successor in interest to such company, which is an affiliate of such company).~~

~~“Prospectus” means the final version of the prospectus of the Corporation in connection with the registration of the Corporation’s Common Shares under one or more registration statements filed with the United States Securities and Exchange Commission on Form S-11 or Form S-3, as amended and supplemented, or any successor or similar forms.~~

~~“Special Dividend” means any dividend payable to the holders of the Corporation’s Common Shares which the Board of Directors in its sole discretion (i) finds to be other than an ordinary dividend and (ii) declares by resolution to be a Special Dividend.~~

~~“Subsidiary” means any corporation a majority of the outstanding voting shares of which is owned, directly or indirectly, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.~~

9.1         ~~9.2~~ Interpretations.  For the purpose of these Articles, the shares of any class of the Corporation shall be deemed to rank as follows:

(a)            senior to a series of preferred shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of  that series of preferred shares;

(b)            on a parity with a series of preferred shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of that series of preferred shares, if the holders of such shares shall be entitled to the same rights of that series of preferred shares as to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

(c)            junior to a series of preferred shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the series of preferred shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.

ARTICLE X
 RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

10.1      Definitions.  For the purpose of this Article X, the following terms shall have the following meanings:

“Beneficial Ownership” The term “Beneficial Ownership” shall mean ownership of Shares (as defined below) by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and

856(h)(3) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day”  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary”  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 10.3.(g), provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

“Charitable Trust” The term “Charitable Trust” shall mean any trust provided for in Section 10.2.(b)(i) and Section 10.3.

“Charitable Trustee” The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

“Common Share Ownership Limit”  The term “Common Share Ownership Limit” shall mean not more than 9.8% (or such lower amount designated by the Board of Directors pursuant to Section 10.2.(j)) (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

“Constructive Ownership”  The term “Constructive Ownership” shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Initial Date” The term “Initial Date” shall mean the date of the consummation of the initial public offering of the Corporation (but only, with respect to such date, from and after such consummation).

“Market Price” The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Shares are not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.

“Non-Transfer Event” The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

“NYSE” The term “NYSE” shall mean the New York Stock Exchange.

“Person”  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Preferred Share Ownership Limit”  The term “Preferred Share Ownership Limit” shall mean, with respect to any class or series of Preferred Shares, not more than 9.8% (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Shares of such class or series of Preferred Shares.

“Prohibited Owner” The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 10.2., would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“REIT” The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

“Shares” The term “Shares” shall mean all shares of capital stock that the Corporation is authorized to issue under these Articles.

“Transfer”  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

10.2    Share Ownership Limitations.

(a)            Basic Restrictions.

(i) No Person shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit unless, as provided in Section 10.2(i), the Board of Directors, in its sole and absolute discretion, increases the Common Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Common Shares in excess of such modified Common Share Ownership Limit.

(ii) No Person shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit unless, as provided in Section 10.2(i), the Board of Directors, in its sole and absolute discretion, increases the Preferred Share Ownership Limit, in which case no Person shall Beneficially Own or Constructively Own Preferred Shares in excess of such modified Preferred Share Ownership Limit.

(iii) No Person shall Beneficially Own or Constructively Own Shares to the extent that:

(1) such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

(2) such Beneficial Ownership or Constructive Ownership of Shares would result in (a) the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of its taxable REIT subsidiaries with respect to the Corporation failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board of Directors, could) cause the Corporation to fail to satisfy any of such gross income requirements; or

(3) such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation otherwise failing to qualify as a REIT.

(iv) No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code).  Subject to Section 10.4 and notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)        Transfer in Trust.

(i) If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 10.2(a)(i), (ii), or (iii), then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 10.2(a)(i), (ii), or (iii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 10.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Shares.

(ii) If the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 10.2(a)(i), (ii) or (iii), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 10.2(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iii) In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 10.2.(b) and Section 10.3 hereof, Shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except as provided in Section 10.2.(g)) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv) To the extent that, upon a transfer of Shares pursuant to this Section 10.2.(b), a violation of any provision of Section 10.2.(a) would nonetheless be continuing (as, for example, where the ownership of Shares by a single Charitable Trust would result in the Shares being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then Shares shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 10.2.(a) hereof.

(c)            Remedies for Breach.  If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 10.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 10.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 10.2(a) shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(d)            Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 10.2.(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 10.2.(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

(e)            Holders Required To Provide Information.

(i) Every holder of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a holder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the holder of record is nominee.  Each holder shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Common Share Ownership Limit or the Preferred Share Ownership Limit.

(ii) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the holder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Share Ownership Limit and the Preferred Share Ownership Limit.

(f)            Remedies Not Limited.  Subject to 10.4 of these Articles, nothing contained in this Section 10.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its holders in preserving the Corporation’s status as a REIT.

(g)            Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 10.2, Section 10.3 or any definition contained in Section 10.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 10.2 or Section 10.3 with respect to any situation based on the facts known to it.  If Section 10.2 or 10.3 requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 10.1, 10.2 or 10.3.

(h)            Exemptions.

(i) Subject to Section 10.2.(a)(iii), the Board of Directors may exempt, prospectively or retroactively, a Person from the Common Share Ownership Limit or the Preferred Share Ownership Limit for purposes of the application of Section 10.2.(a)(i) or (ii), as applicable, if:

(1) the Board of Directors determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board of Directors and/or other information submitted by such Person to the Board of Directors, that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);

(2) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Common Shares in excess of the Common Share Ownership Limit or, Preferred Shares in excess of the Preferred Share Ownership Limit by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this subparagraph (h)(i);

(3) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion,

demonstrating that clauses (2) and (3) of subparagraph (a)(iii) of this Section 10.2. will not be violated by reason of such Person’s ownership of Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to the exemption granted under this subparagraph (h)(i); and

(4) such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its reasonable discretion, require to ensure that the conditions in clauses (1), (2) and (3) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit pursuant to any exemption thereto granted under this subparagraph (h), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in this Section 10.2 (including, without limitation, Section 10.2.(f) with respect to Common Shares in excess of the Common Share Ownership Limit or Preferred Shares in excess of the Preferred Share Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (h)(i).

(ii) Prior to granting any exemption pursuant to subparagraph (h)(i), the Board of Directors, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.  In addition, notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) Subject to Section 10.2.(a)(iii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares, if any) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Common Share Ownership Limit or the Preferred Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(i)         Increase in Common Share Ownership Limit or the Preferred Share Ownership Limit.

(i) Subject to the limitations provided in Section 10.2.(a)(iii) and this Section 10.2.(i), the Board of Directors may, in its sole and absolute discretion, from time to time increase the Common Share Ownership Limit or the Preferred Share Ownership Limit for any one or more Persons; provided, however, that:

(1) The Common Share Ownership Limit or the Preferred Share Ownership Limit may not be increased if, after giving effect to such change, either (x) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares (determined taking into account any reduction in the Common Share Ownership Limit or the Preferred Share Ownership Limit for other Persons being made contemporaneously pursuant to Section 10.2.(j)), or (y) either clause (2) or clause (3) of subparagraph (a)(iii) of Section 10.2.could be violated by any

Person for whom the Common Share Ownership Limit or the Preferred Share Ownership Limit is increased by reason of such Person’s ownership of Common Shares in accordance with the increased Common Share Ownership Limit or ownership of Preferred Shares in accordance with the increased Preferred Share Ownership Limit.

(2) Prior to the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to this Section 10.2.(i), the Board of Directors, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification of the Common Share Ownership Limit or the Preferred Share Ownership Limit were to be made.

(j)            Decrease in Common Share Ownership Limit or the Preferred Share Ownership Limit.  The Board of Directors may from time to time decrease the Common Share Ownership Limit or the Preferred Share Ownership Limit for some or all Persons (including in connection with an increase of the Common Share Ownership Limit or the Preferred Share Ownership Limit pursuant to Section 10.2.(i) for some Persons); provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares or Preferred Shares, as the case may be, is in excess of the decreased Ownership Limit until such time as such Person’s percentage ownership of Common Shares or Preferred Shares, as the case may be, equals or falls below the decreased Ownership Limit, but any further acquisition of Common Shares or Preferred Shares, as the case may be, in excess of such percentage ownership of Common Shares or Preferred Shares, as the case may be, as decreased, will be in violation of the Ownership Limits.

(k)            Legend.  Each certificate for Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles of Incorporation, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Corporation in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Shares of the Corporation; (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of the Corporation in excess of 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Preferred Shares of the Corporation of such class or series; (iii) no Person may Beneficially Own or Constructively Own Shares of the Corporation that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own Shares of the Corporation that would result in (a) the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (I) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (II) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of its taxable REIT subsidiaries with respect to the Corporation failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, in either case if the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements; and (v) no Person may Transfer Shares of the Corporation if such Transfer would result in Shares of the Corporation being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own Shares of the Corporation which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Corporation in excess or in violation of the above limitations must immediately notify the Corporation.  If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Corporation represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares.  All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a holder on request and without charge.

10.3    Transfer of Shares in Trust.

(a)            Ownership in Trust.  Upon any purported Transfer or other event described in Section 10.2.(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 10.2.(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10.3.(g).

(b)            Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Corporation.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

(c)            Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Virginia law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article X, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other holder records for purposes of preparing lists of holders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of holders.

(d)            Rights Upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 10.3.(e).

(e)            Sale of Shares by Charitable Trustee.  Within twenty (20) days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 10.2.(a).  In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such Shares at a fair market price.  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.3.(e).  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 10.3.(c) of this Article X. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.3.(e), such excess shall be paid to the Charitable Trustee by the Prohibited Owner upon demand.  The Charitable Trustee shall have the right and power (but not the obligation) to offer any Shares held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.

(f)            Purchase Right in Shares Transferred to the Charitable Trustee.  Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  If the Corporation, or its designee, accepts such offer, the Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 10.3.(c) of this Article X and, if the Corporation, or its designee, elects to do so, the Corporation shall pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 10.3.(e).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary, each as provided in Section 10.3.(e).

(g)            Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 10.2.(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

10.4      NYSE Transactions.  Nothing in this Article X shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

10.5      Enforcement.  The Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.

10.6      Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE XI
CONTROL SHARE ACQUISITION

11.1      Affiliated Transactions. The Corporation shall not be governed by Article 14 (Affiliated Transactions) of the Virginia Stock Corporation Act.

APPLE HOSPITALITY REIT, INC. 814 EAST MAIN STREET RICHMOND, VA 23219
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of directors Nominees

01 Glenn W. Bunting	02 Glade M. Knight		03 Daryl A. Nickel

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain		For	Against	Abstain

2. Approval on an advisory basis of executive compensation paid by the Company.			☐	☐	☐	5D. Approval of an amendment to the Company’s Charter to eliminate provisions that are no longer applicable.	☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3. Approval on an advisory basis on the frequency of the advisory vote on executive compensation.		☐	☐	☐	☐	NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The Board of Directors recommends you vote FOR proposals 4 through 5D.			For	Against	Abstain

4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2017.			☐	☐	☐

5A. Approval of an amendment to the Company’s Charter to declassify the Board of Directors and provide for annual elections of directors.			☐	☐	☐

5B. Approval of an amendment to the Company’s Charter to require a majority vote for all Charter amendments.			☐	☐	☐

5C. Approval of an amendment to the Company’s Charter to eliminate the supermajority voting requirement for affiliated transactions.			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.
If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at  www.proxyvote.com

APPLE HOSPITALITY REIT, INC.
Annual Meeting of Shareholders
May 18, 2017 11:00 AM EDT
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors. The undersigned hereby appoints Bryan Peery and David Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple Hospitality REIT, Inc. held by the undersigned on March 24, 2017, at the Annual Meeting of Shareholders at the Courtyard and Residence Inn Richmond Downtown located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 18, 2017 at 11:00 a.m., eastern daylight time, or any adjournment thereof. If one of the director nominees specified below ceases to be available for election as a director, discretionary authority may be exercised by each of the Proxies named herein to vote for a substitute.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 4, 5A, 5B, 5C and 5D, FOR “1 YEAR” FOR PROPOSAL 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Continued and to be signed on reverse side